As filed with Securities and Exchange Commission on May 22, 1997

                                                      Registration No. 33-97034

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                        POST EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   -----------

                               HELP AT HOME, INC.

                 (Name of small business issuer in its charter)

          Delaware                     8082                   36-4033986
 (State of Incorporation) (Primary Standard Industrial     (I.R.S. Employer
                           Classification Code Number)  Identification Number)

                                223 West Jackson
                                    Suite 500
                             Chicago, Illinois 60606
                                 (312) 663-4244

              (Address and Telephone Number of Principal Executive
                    Offices and Principal Place of Business)

              Louis Goldstein, Chairman and Chief Executive Officer
                           223 West Jackson, Suite 500
                             Chicago, Illinois 60606
                                 (312) 663-4244

            (Name, address and telephone number of agent for service)

                                   -----------

                                   Copies to:

                             Jay M. Kaplowitz, Esq.
                           GERSTEN, SAVAGE, KAPLOWITZ,
                            FREDERICKS & CURTIN, LLP
                              101 East 52nd Street
                            New York, New York 10022
                                 (212) 752-9700
                              (212) 752-9713 (Fax)

                                EXPLANATORY NOTE

      This Registration Statement contains one form of prospectus to be used in connection with an offering of (a) up to 1,638,750 shares of Common Stock, $.02 par value, of Help At Home, Inc. (the "Company") which are reserved for issuance upon exercise of Redeemable Warrants, each to purchase one share of Common Stock at an exercise price of $6.00 per share ("Warrants"), (b) 71,250 units, each unit consisting of one share of Common Stock and two Redeemable Warrants, issuable upon exercise of the Underwriter's Warrants issued in connection with the Company's initial public offering of Common Stock and Warrants in November 1995, and (c) up to 71,250 shares of Common Stock included in the Units underlying the Underwriter's Warrants and up to 142,500 shares of Common Stock issuable upon exercise of the Warrants included in such Units.

                              CROSS REFERENCE SHEET

Registration Statement Item and Heading                          Prospectus Caption
---------------------------------------                          ------------------
   1. Front of the Registration Statement and Outside Front      Outside Front Cover Page of Prospectus
      Cover Page of Prospectus................................
   2. Inside Front and Outside Back Cover Pages of               Inside Front and Outside Back Cover Pages of
      Prospectus..............................................   Prospectus
   3. Summary Information and Risk Factors....................   Prospectus Summary; Risk Factors
   4. Use of Proceeds.........................................   Use of Proceeds
   5. Determination of Offering Price.........................   Not Applicable
   6. Dilution................................................   Dilution
   7. Selling Security Holders................................   Not Applicable
   8. Plan of Distribution....................................   Outside Front and Outside Back Cover Pages of Prospectus
   9. Legal Proceedings.......................................   Business - Legal Proceedings
  10. Directors, Executive Officers, Promoters and Control       Management
      Persons.................................................
  11. Security Ownership of Certain Beneficial Owners and        Principal Stockholders
      Management..............................................
  12. Description of Securities...............................   Description of Securities
  13. Interest of Named Experts and Counsel...................   Legal Matters; Experts
  14. Disclosure of Commission Position on Indemnification       Management - Indemnification of Officers and
      for Securities Act Liabilities..........................   Directors
  15. Organization Within Last 5 Years........................   Not Applicable
  16. Description of Business.................................   Prospectus Summary - The Company; Business
  17. Management's Discussion and Analysis or Plan of            Management's Discussion and Analysis of Financial
      Operations..............................................   Condition and Results of Operations
  18. Description of Property.................................   Business - Property
  19. Certain Relationships and Related Transactions..........   Certain Transactions
  20. Market Price for Common Equity and Related                 Outside Front Cover Page of Prospectus; Risk Factors
      Stockholder Matters.....................................
  21. Executive Compensation..................................   Management - Executive Compensation
  22. Financial Statements....................................   Financial Statements
  23. Changes in and Disagreements with Accountants on           Experts
      Accounting and Financial Disclosure.....................

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an order to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   PRELIMINARY PROSPECTUS DATED MAY 22, 1997
                              SUBJECT TO COMPLETION

                               HELP AT HOME, INC.
                        1,638,750 Shares of Common Stock,
                Issuable Upon the Exercise of Redeemable Warrants

                      71,250 Units, Each Unit Consisting of
             One Share of Common Stock and Two Redeemable Warrants,
              71,250 Shares of Common Stock Included in such Units
                       and 142,500 Shares of Common Stock
    Issuable upon the Exercise of Redeemable Warrants Included in such Units

      This Prospectus relates to (i) the sale of up to 1,638,750 shares of common stock, par value $.02 per share (the "Common Stock"), of Help At Home, Inc. (the "Company") which are reserved for issuance upon the exercise of redeemable warrants, each warrant to purchase one share of Common Stock each ("Warrant"), issued in connection with the Company's 1995 initial public offering of securities (the "IPO"), (ii) the issuance of up to 71,250 units (the "Units") issuable upon the exercise of the Warrants (the "Underwriter's Warrants) originally sold to Lew Lieberbaum & Co. (the "Underwriter") in connection with the IPO, each Unit consisting of one share of Common Stock and two Warrants, and (iii) up to 71,250 shares of Common Stock which are included in the Units and up to 142,500 shares of Common Stock which are reserved for issuance upon the exercise of the Warrants included in the Units.

      Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $6.00, subject to adjustment in certain circumstances, until December 4, 2000. The Warrants are redeemable by the Company upon notice of not less than thirty (30) days, at a price of $.10 per Warrant, provided that the closing bid price per share of the Common Stock on NASDAQ, or last sale price, if listed on a National Exchange, has exceeded $9.00 per share (subject to adjustment) for a period of 10 consecutive trading days ending on the third business day prior to the date on which the Company gives notice, during the period in which the Warrants are exercisable. The holders of Warrants will have the right to exercise their Warrants until the close of business on the date fixed for redemption. See "Description of Securities."

      On December 5, 1995 the Common Stock and the Warrants began trading on NASDAQ under the symbols "HAHI" and "HAHIW", respectively. On May 20, 1997 the closing sale price of the Common Stock and Warrants on NASDAQ was $4.13 and $0.63, respectively. See "Certain Market Information."

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" (COMMENCING ON PAGE 7) AND "DILUTION."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THIS PROSPECTUS IS NOT APPLICABLE TO AND MAY NOT BE USED FOR THE RESALE OF THE COMMON STOCK ACQUIRED UPON EXERCISE OF THE WARRANTS.

      THE DATE OF THIS PROSPECTUS IS MAY 22, 1997.

                                  AVAILABLE INFORMATION

      The Company has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to the Registration Statement including the exhibits filed therewith. The Registration Statement may be inspected and copies may be obtained from the Public Reference Section at the Commission's principal office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the New York Regional Office, 7 World Trade Center, New York, New York 10048, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission.

      The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661-2511, and copies of such material can be obtained from the Commission's Public Reference Section at the prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. The Company furnishes its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

                   ..........................................

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information, including financial statements and the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references to the Company herein include the Company's wholly-owned subsidiaries Help at Home, Inc., an Illinois corporation ("Help Illinois"), Lakeside Home Health Agency, Inc., a Missouri corporation ("Lakeside"), Lakeside Home Health Agency, Inc., an Illinois corporation ("Lakeside Illinois"), Rosewood Home Health Inc., an Illinois corporation ("Rosewood"), Statewide Health Care Services, Inc., a Mississippi corporation, Homemakers of Montgomery, Inc., an Alabama corporation, Preferred Nursing Care, Inc., an Alabama corporation ("Preferred Nursing") (collectively "Oxford"). On November 16, 1995, the Company effected a 1 for 2 reverse stock split (the "Reverse Stock Split"). Unless otherwise indicated, all numbers in the Prospectus reflect the Reverse Stock Split.

The Company

      The Company provides homemaker, custodial and skilled home health care services to elderly and disabled persons within their homes. Such services consist of nutritional planning and assistance, household management, personal care, skilled nursing interventions, rehabilitative therapy and medical social work services. Approximately 64% of the Company's clients are obtained and served through 14 regional contracts with the Illinois Department on Aging ("IDOA") and contracts with other state and municipal agencies. The Company also provides medically necessary, skilled home health care services through its subsidiaries certified as Medicare home health agencies. The company operates through 26 offices in Illinois, Indiana, Missouri, Alabama and Mississippi.

      In July 1995, the Company purchased all of the capital stock of Lakeside from the two shareholders of Lakeside for $100,000. Each of the sellers also entered into covenant not to compete agreements with the Company. In addition, on the closing date, the Company entered into consulting agreements with each of the sellers which provide for a maximum aggregate of $50,000 in consulting fees over a two year period. As a result of its acquisition of Lakeside, the Company has expanded the services it offers to include in-home skilled nursing services through a staff of approximately 20 registered nurses, licensed practical nurses, nurses' aides and physical therapists. Lakeside personnel serve individual clients in Missouri who are eligible for Medicare reimbursement. Since 1993, Lakeside has been certified by the State of Missouri to receive Medicare reimbursement.

      In January 1996, the Company purchased all of the capital stock of Rosewood for $20,000.

      In May 1996, the Company purchased all of the capital stock of Oxford, from the three shareholders of Oxford for $2,150,000. In addition, the former majority shareholder of Oxford, entered into a covenant not to compete with the Company for four years within the States of Alabama, Illinois, Mississippi and Missouri.

      In October 1996, the Company purchased all of the capital stock of Preferred Nursing, from the three shareholders of Preferred Nursing, for $175,000. In addition, each of the sellers entered into covenant not to compete agreements with the Company. As a result of the acquisition of Preferred Nursing, the Company has expanded its operations in Alabama.

      In the event that the Warrants are exercised, the Company intends to use a portion of the net proceeds to continue to acquire businesses which complement the Company's existing home care operations, including the possibility of additional Medicare-certified companies, as well as private duty nursing, homecare agencies and related providers. The Company has not identified any specific acquisition candidates.

      In addition, the Company plans to form a subsidiary to be located within the Company's Chicago, Illinois office that will be engaged exclusively in in-home hospice care. Through such operations, the Company intends to provide unskilled homemaker and skilled nursing services to terminally ill patients in their homes which will serve as an alternative to hospice centers, hospitals or nursing homes. Hospice care is designed to allow terminally ill patients, who can no longer benefit from curative treatment, to live out the remainder of their lives as pain-free and as comfortably as possible. The typical hospice patient has a projected life expectancy of six months or less. The Company plans to enter into arrangements with nursing homes and hospitals which will provide the Company with the right to use a certain number of rooms for the placement of those patients who become too ill to remain at home. The Company intends to apply for and obtain the required licenses from the State of Illinois to provide hospice care services, as well as certification to receive Medicare reimbursement in connection with its hospice clients. The Company estimates that it will take approximately four months to obtain a license to provide hospice services from the State of Illinois. The Company has not yet applied for a hospice license and there can be no assurance that such a license will be granted on a timely basis, or at all.

      Between May 1995 and July 1995, the Company opened additional branch offices in Alton, Ottawa, Rock Island and Midlothian, Illinois, expanding its operations to nine branches in Illinois. Each branch office in Illinois serves a separate region whose boundaries are generally defined by contract with the IDOA. The Company intends to further expand operations by opening additional branch offices in and around the Chicago area and the Midwest.

      The Company's growth is attributable to revenue increases in both its private home care, which accounted for approximately 90% of the Company's total revenues, for the year ended June 30, 1996, and its state and municipal contract service operations. The Company also realized $510,913 of revenues due to the acquisition of Oxford. During the Company's last two fiscal years, the Company achieved an approximate 50% aggregate increase in net revenues in its private home care business. Management believes such growth was due to concentrated sales and marketing efforts directed toward third party referral sources, as well as through the Company's general reputation for providing high qualify care and development of return referral arrangements with complementary service providers. During this same period, the Company significantly expanded its contract client base by procuring five additional contract regions within the State of Illinois and substantially increasing services under its existing contracts.

      According to published industry data, the home care industry in 1994 constituted a $23 billion market, with annual growth rates for this sector of the economy exceeding 20%. Primary reasons cited for such rapid growth include:
(1) the general aging of the United States population; (2) the substantial cost savings achievable through at-home treatment as an alternative to hospital care;
(3) medical and technological advances which enable a growing number of treatments to be administered at home rather than in a medical facility; and (4) Medicare reimbursement policies which provide certain incentives to minimize the length of in-patient hospital care.

      The Company was incorporated on August 7, 1995, in the State of Delaware. Help at Home Inc., an Illinois corporation, was incorporated on October 29, 1974, and through a merger on June 17, 1982, merged with and into Help at Home of Evanston, Inc., an Illinois corporation, which was originally incorporated on February 27, 1975. Simultaneously with the merger, such surviving entity changed its name to Help at Home, Inc. Lakeside Home Health Agency, Inc. was incorporated in the State of Missouri on April 20, 1993 and Lakeside Home Health Agency, Inc., an Illinois corporation was incorporated on August 3, 1995. Rosewood Home Health Inc. was incorporated in the State of Illinois on March 4, 1994. Statewide Health Care Services, Inc. was incorporated in the State of Mississippi on January 10, 1974. Homemakers of Montgomery, Inc. was incorporated in the State of Alabama on March 27, 1995. HASC Staffing Systems, Inc. was incorporated in the State of Mississippi on March 23, 1986. Preferred Nursing Care, Inc. was incorporated in the State of Alabama on February 22, 1994. The Company's principal executive offices are located at 223 West Jackson, Suite 500, Chicago, Illinois 60606 and its telephone number is 312-663-4244.

      The statements which are not historical facts contained in this Prospectus are forward looking statements that involve risks and uncertainties, including, but not limited to, the integration of new acquisitions into the operations of the Company, the ability of the Company to locate attractive acquisition candidates, the effect of economic conditions and interest rates, general labor costs, the impact and pricing of competitive services, regulatory changes and conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

                                  THE OFFERING

Securities Offered..........  Up to 1,638,750 shares of Common Stock reserved for issuance upon exercise of outstanding
                              Warrants, up to 71,250 Units (each unit consisting of one share of Common Stock and two Warrants) issuable upon exercise of one Warrant originally sold to Lew Lieberbaum & Co. (the "Underwriter") in connection with the IPO (the "Underwriter's Warrant"), up to 71,250 shares of Common Stock included in the Units underlying the Underwriter's Warrants and up to 142,500 shares of Common Stock reserved for issuance upon exercise of the Warrants included in such Units. See "Description of Securities."

Common Stock Outstanding
  Prior to the Offering(1)..  1,869,375 Shares
  After the Offering(1)(2)..  3,721,875 Shares

Units.......................  Each Unit consists of one share of Common Stock and two Warrants. The Units offered hereby are issuable upon exercise of the Underwriter's Warrants. The Underwriter's Warrants entitle the Underwriter to purchase up to 71,250 Units at $10.08 per Unit.

Warrants
--------

Exercise Terms..............  Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $6.00 (the "Exercise Price"), subject to adjustment in certain circumstances, during the five-year period commencing December 5, 1995. See "Description of Securities - Warrants."

Expiration Date.............  December 4, 2000.

Redemption..................  Redeemable by the Company, in whole or in part, commencing December 5, 1996, at a redemption price of $.10 per Warrant, on not less than 30 days prior written notice to the holders of the Warrants, provided that the closing high bid price per share of the Common Stock, if traded on NASDAQ, or last sale price, if listed on a national exchange, for 10 consecutive trading days ending on the third business day prior to the date of the redemption notice, equals or exceeds $9.00, subject to adjustment for certain events. See "Description of Securities - Warrants."

Risk Factors................  The securities described herein involve a high degree of risk and immediate substantial dilution. Holders of Warrants should carefully consider the factors set forth under the caption "Risk Factors" before exercising the Warrants to purchase the Shares offered hereby. See "Risk Factors" and "Dilution."

Use Of Proceeds.............  The proceeds from the exercise of the Warrants, if any, will be used primarily for acquisitions and working capital purposes. See "Use of Proceeds."

          NASDAQ Symbols..............  Common Stock:    HAHI
                                        Warrants:       HAHIW

------------
(1) Does not include (i) exercise of all outstanding Warrants, (ii) exercise of all Underwriter's Warrants or (iii) exercise of all Warrants included in the Units issuable upon exercise of the Underwriter's Warrants.

(2) Assumes (i) exercise of all outstanding Warrants, (ii) exercise of all Underwriter's Warrants and (iii) exercise of all Warrants included in the Units issuable upon exercise of the Underwriter's Warrants, although there can be no assurance that any of the foregoing will be exercised.

                          Summary Financial Information

      The following is a summary of the Company's financial information extracted from the Company's included Financial Statements, and is reflective in its entirety by the detailed financial information appearing in the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Statement of Operations:

                                                                    Year Ended     Year Ended
                                            1996        1997      June 30, 1995   June 30, 1996
                                            ----        ----      -------------   -------------
                                            Nine Months Ended
                                                March 31,
                                              ------------
                                              (Unaudited)
Service Fees...........................   $8,128,256  $16,524,385   $7,928,649    $11,885,712
Income from operations.................     $822,576     $850,907     $870,968      1,156,011
Net income.............................     $543,694     $495,783     $547,426        718,845
Net income per share...................        $0.39        $0.22         $.52           $.41
Weighted average shares outstanding....    1,382,284    3,508,125    1,050,000      2,243,227

-----------

Balance Sheet Data:

                                                                (Actual)       (As Adjusted) (1)
                                                             March 31, 1997      March 31, 1997
                                                           -----------------   -----------------
                                                                       (Unaudited)
Working capital..............................................  $4,171,295         $15,526,295
Total assets................................................. $10,099,249         $21,454,249
Current Liabilities..........................................  $2,493,369          $2,493,369
Long-term debt...............................................  $1,120,686          $1,120,686
Stockholders' equity.........................................  $6,481,677         $17,836,677

-----------

(1) Gives effect to (i) exercise of all outstanding Warrants, (ii) exercise of all Underwriter's Warrants and (iii) exercise of all Warrants included in the Units issuable upon exercise of the Underwriter's Warrants, resulting in proceeds to the Company of $11,355,000 (after deducting expenses of the offering other than solicitation fees, if any, to be paid to the Underwriter in connection with the exercise of the Warrants). See "Warrant Solicitation."

                                     RISK FACTORS

      THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT IN THE COMPANY. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

      THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING BUT NOT LIMITED TO GENERAL TRENDS IN THE HOME HEALTH CARE INDUSTRY AND THE ABILITY OF THE COMPANY TO SUCCESSFULLY IMPLEMENT ITS EXPANSION PLANS.

      1. Dependence on Customer Relationships; Absence of Customer and Caregiver Contracts. The Company's business is dependent on its ability to establish and maintain close working relationships with state agencies, Federal agencies (i.e., medicare, medicaid) hospitals, clinics, nursing homes, physician groups, health maintenance organizations, educational institutions, third party payors and other referral sources, and with caregivers providing services on behalf of the Company. Although the Company has established customer and caregiver relationships in the markets in which the Company presently operates, there can be no assurance these relationships will continue. None of the contracts by and between the Company and its customers, is exclusive, and these contracts do not obligate the customers to utilize a designated number of home care staff for any specific period of time. In addition, there is no assurance the Company will be successful in maintaining relationships with caregivers such that the Company can provide services as customers may require. See "Business - Business Strategy" and - "Services."

      2. Dependence on Illinois Department on Aging. During the years ended June 30, 1996 and June 30, 1995, fees billed to the Illinois Department on Aging ("IDOA") amounted to approximately $8,674,000 (73% of total revenues) and $6,500,000 (82% of total revenues), respectively. During the nine months ended March 31, 1997, fees billed to the IDOA amounted to approximately $8,284,000, (approximately 50%) of total revenues. The Company has 13 regional contracts with the IDOA. The Company is materially dependent on the revenue produced from its contracts with the IDOA.

      3. Indefinite Nature of Contracts. The Company's agreements with the IDOA are on a non-exclusive basis. The Company's contracts with the IDOA expire at different times, the first of which expires on June 30, 1997. The agreements do not provide for any fixed amount of revenues for the Company and are terminable upon 30 days prior written notice by either the Company or the IDOA. The termination of any of such agreements would have a material adverse effect on the Company. In addition, all fees earned by the Company are for services actually performed. Consequently, if the CCUs (defined below in "Business - Industry Overview") do not direct residents requiring home-care to the Company, there would be a materially adverse effect on the Company's business.

      4. Dependence on Key Personnel. The Company's success depends to a significant extent on the efforts of Louis Goldstein, the Company's founder and current Chief Executive Officer and Chairman of the Board. The loss of the services of Mr. Goldstein could have a material adverse effect on the Company. The Company maintains key-man life insurance on the life of Mr. Goldstein in the amount of $2,000,000. There can be no assurance that the Company will be able to maintain such a policy. The Company's future success will depend in part upon its continuing ability to attract and retain highly qualified personnel to manage the future growth of the Company. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

      5. Ability to Manage Growth; Acquisition Strategy. As part of its business strategy, the Company has attempted to pursue rapid growth, including acquisitions of related and complementary businesses, and intends to continue this strategy. The Company's growth strategy will require expanded client services and support, increased personnel throughout the Company, expanded operational and financial systems and the implementation of new control procedures. There can be no assurance that the Company will be able to achieve rapid growth or be able to manage expanded operations effectively. Moreover, failure to implement financial and other systems and to add resources could have a material adverse impact on the Company's results of operations and financial condition. The Company has no present commitments, understandings or agreements for any acquisitions. The Company's acquisitions could involve a number of risks including the diversion of management's attention to the assimilation of the companies to be acquired, unforeseen difficulties in the acquired operations, adverse effects on the Company's operating results, amortization of acquired intangible assets and dilution in the ownership interest of stockholders as a result of the issuance of additional Common Stock or Preferred Stock. The Company is prohibited from issuing any Preferred Stock until December 5, 1997, without the consent of Lew Lieberbaum & Co., Inc. (the "Underwriter"). There is no assurance the Company will be successful in consummating any acquisition transactions. See "Business - Business Strategy."

      6. Government Health Care Reform Proposal; Uncertainty in Health Care Industry. Several legislative proposals have been made to reform the United States health care system. These programs contain proposals to increase government involvement in health care, lower Medicare and Medicaid reimbursement rates and otherwise change the environment in which the Company operates. The Company cannot predict with any certainty what impact, if any, proposals for health care reforms might have on the Company's business. Due to the wide variety of national and state proposals relating to health care presently under consideration, the impact of such proposals cannot be predicted. The health care industry is subject to changing political, economic and regulatory influences. During the past several years, the health care industry has been subject to an increase in government regulation of, among other things, reimbursement rates and certain capital expenditures. In addition, major third party payors of health care services (insurance companies, Medicare and Medicaid) have significantly revised payment procedures in an effort to contain health care costs. Although the majority of the Company's revenues are currently generated through the provision of non-skilled services, factors affecting the health care industry may have a significant impact on the Company's operating results. See "Business - Regulation."

      7. Regulation. The Company's health care business is subject to extensive and frequently changing regulation by federal, state and local authorities. Regulation imposes a significant compliance burden on the Company, including state licensing and federal and state eligibility standards for certification as a Medicare and Medicaid provider. In many of the states with such regulation, the Company need only be licensed as a Medicare and Medicaid provider. In almost half the states, home care providers must receive a certificate of need ("CON") from the state in order to directly provide Medicare and Medicaid services. CON requirements and restrictions vary substantially from state to state. Lakeside, Rosewood and Homemakers of Montgomery, Inc. (part of the Oxford group) are certified in their respective states to receive Medicare reimbursement. Lakeside
(IL) has applied to become a licensed Medicare provider in the State of Illinois, and is awaiting a final survey to become licensed. There can be no assurance that the Company will be successful in its efforts to obtain such license or certificate, or as to when it may obtain such license or certificate, or that it will not incur substantial expense to obtain such license or certificate. In the event that the Company should for any reason lose its Medicare license in any state in which such certification was obtained, the Company's Medicare-related services in such state would be terminated until such time as the license was reinstated, if ever.

      The Company believes it is in substantial compliance with all material statutes, regulations, standards and conditions applicable to its business. However, new laws and/or regulations, standards or conditions may be adopted or existing laws, regulations, standards or conditions may be interpreted by governmental authorities in a manner which could adversely impact the Company's operations. The Company cannot predict whether any such proposals or interpretations will be adopted and, if adopted, what effect such proposals or interpretations would have on the Company's business. See "Business - Regulation."

      8. Government Regulation; Operation Restore Trust. The United States Department of Health and Human Services Office of Inspector General has recently announced plans to extend its Medicare/Medicaid anti-fraud and abuse demonstration project known as Operation Restore Trust to all 50 states. While the two-year demonstration project officially ended March 31, 1997 and did not focus on any states in which the Company conducts its home health operations, the creation of a permanently funded program operating in every state could result in additional scrutiny of the Company's practices regarding administration and billing of services for Medicare and/or Medicaid beneficiaries. The Company believes it is in substantially compliance with all billing and reimbursement regulations promulgated in connection with Medicare and various state Medicaid programs; however, there can be no assurance that the Company will not come under scrutiny regarding its compliance with such regulations in the future.

      9. Risks Associated with Expansion into Provision of Medicare Services. Presently, approximately 10% of the Company's revenues are derived from reimbursements from Medicare. The Medicare program is highly regulated and subject to budgetary and other constraints, including rate adjustments. There can be no assurance that services offered by the Company, now or in the future, will initially meet or continue to meet the requirements for reimbursement by such program.

      The Medicare program is also subject to statutory and regulatory changes, administrative rulings, interpretations of policy, intermediary determinations and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to health care facilities. Since 1985, Congress has consistently attempted to limit the growth of federal spending under the Medicare program. In recent years, an increasing number of legislative proposals have been introduced in Congress that would effect major reforms of the healthcare system. The President and several members of Congress have proposed various reforms to the healthcare system. The Company can give no assurance that payments under such program will in the future remain at a level comparable to the present level.

      10. Potential For Liability Under Fraud and Abuse Laws. In connection with the Company's Medicare service operations, to the extent it receives referrals from medical professionals, the Company will be subject to various state and federal laws that regulate the relationships between providers of health care services and physicians, including employment or service contracts and investment relationships. These laws include the fraud and abuse provisions of federal Medicare and Medicaid statutes and similar state statutes governing Medicaid and Medicare and certain private payors (the "Fraud and Abuse Laws"), which prohibit the payment, receipt, solicitation or offering of any direct or indirect remuneration intended to induce the referral of residents or for the ordering or providing of covered services, items or equipment. Violations of these provisions may result in civil or criminal penalties and/or exclusion from participation in the Medicare and Medicaid programs or various private insurance programs.

      The United States Department of Health and Human Services ("HHS") has interpreted the Fraud and Abuse Laws as they apply to Medicare and Medicaid broadly to include the intentional payment of anything of value to influence the referral of Medicare or Medicaid recipients. HHS has issued regulations that set forth certain so-called "safe harbors," representing business relationships and payments that can be undertaken without violation of the Fraud and Abuse Laws. While not all of the Company's contracts and business arrangements may fall within the particular safe harbors, the Company believes that it has arranged and will continue to arrange its business relationships so as to comply with the Fraud and Abuse Laws. See "Business - Government Regulation."

      11. Competition. The market for home care services is highly competitive. Many of the Company's existing and potential competitors have substantially greater financial, marketing and personnel resources than the Company and have established reputations in the home care services market. In addition, the Company's operations depend, to a significant degree, on its ability to recruit and retain qualified personnel. The Company faces competition from other companies in recruiting qualified personnel and there is no assurance that qualified personnel will be available to the Company in the future. In addition, to the extent the Company expands its skilled services operations, it will be highly dependent upon its ability to attract and retain registered nurses and other professionals for its staff. The competition for such professionals is intense, and there can be no assurance that the Company will be able to employ and retain qualified personnel. The failure of the Company to recruit and retain qualified personnel could have a material adverse effect on the Company's operations. There can be no assurance that the Company will be able to continue to compete successfully in the markets in which it is active. See "Business - Competition."

      12. Possible Exposure to Claims. The Company could be exposed to risk of loss for personal injury to clients. Although the Company has liability insurance which it deems adequate, there can be no assurance that the Company will be able to maintain such insurance or will not be subjected to claims in excess of its insurance coverage. Similarly, as is customary for companies whose employees work in clients' homes, each field employee is bonded by the Company in the amount of $5,000. There can be no assurance that the Company will be able to maintain such bonding or that it will not be subjected to claims in excess of the bond. See "Business of the Company - Insurance and Bonding."

      13. Immediate and Substantial Dilution. This Offering involves an immediate and substantial dilution of $1.93 per share (or 32.2%) to investors receiving shares of Common Stock in this offering upon the exercise of Warrants, Underwriter's Warrants or the Warrants included therein. See "Dilution."

      14. Broad Discretion in Application of Proceeds. The proceeds to the Company from the exercise of the Warrants, the Underwriter's Warrants and the Warrants included therein, net of expenses of this offering (other than solicitation fees, if any, to be paid to the Underwriter in connection with the exercise of Warrants), will be approximately $11,355,000 assuming that all such Warrants, Underwriter's Warrants and Warrants included therein are exercised. Management anticipates that the proceeds of this offering, if any, will be used for acquisitions, working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See "Use of Proceeds" and "Warrant Solicitation."

      15. Need for Additional Financing. The continued expansion and operation of the Company's and its ability to make acquisitions may be dependent upon its ability to obtain additional financing. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. In the event that the Company is unable to obtain such additional financing as it becomes necessary, the Company will not be able to achieve all of its business plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      16. Control by Management and Current Stockholders. As of the date of this Prospectus, each of the officers and directors of the Company, beneficially own, in the aggregate, approximately 54.1% of the outstanding Common Stock (assuming no exercise of the Warrants, the Underwriter's Warrants or the Warrants included therein or of any other options or warrants). Accordingly, in the event such stockholders were to act in concert with respect to the Company's operations, they would be in a position to cause an increase in the authorized capital or cause the dilution, merger or sale of assets of the Company, and generally control the affairs of the Company. Assuming that all of the

Warrants, Underwriter's Warrants and Warrants included therein are exercised, the officers and directors will beneficially own, in the aggregate, approximately 27.2% of the outstanding Common Stock (assuming no exercise of any other options or warrants other than those held by such individuals). Although such shareholders would not represent, in the aggregate, a majority of the voting securities of the Company, their significant beneficial holdings would enable them to exercise substantial influence over the Company. See "Principal Stockholders" and "Description of Securities."

      17. Shares Eligible for Future Sale. Of the 1,869,375 shares of Common Stock of the Company outstanding as of the date of this Prospectus, 1,012,500 shares are "restricted securities," which are owned by "affiliates" of the Company, as those terms are defined in Rule 144 promulgated under the Securities Act. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. All of the "restricted securities" are presently eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell in brokerage transactions, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years to sell such shares without regard to any of the volume limitations as described above. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's securities prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Shares Eligible for Future Sale."

      18. No Dividends and None Anticipated. To date, no dividends have been declared or paid on the Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future, but rather intends to reinvest profits, if any, in its business. Investors should, therefore, be aware that it is unlikely that any dividends will be paid on the Common Stock in the foreseeable future. See "Dividends."

      19. Exercise Price Arbitrarily Determined. The exercise price and other terms of the Warrants were determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's assets, book value or financial condition, and may not be indicative of the actual value of the Company.

      20. NASDAQ Maintenance Requirements; Possible Delisting of Securities from NASDAQ Market; Risks of Low-Priced Stocks.

      The Company's Common Stock and Warrants are listed on the NASDAQ National Market System. The Commission has approved rules imposing criteria for listing of securities on NASDAQ National Market, including standards for maintenance of such listing. For continued listing, a company, among other things, must have $1,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy NASDAQ National Market's maintenance criteria in the future, its securities may be delisted from NASDAQ National Market. In such event, the Company would seek to list its securities on the NASDAQ Small Capitalization Market, however, if it was unsuccessful, trading, if any, in the Company's securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's

"Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's securities.

      21. Potential Adverse Effect of Redemption of Warrants. The Warrants offered hereby are redeemable, in whole or in part, at a price of $.10 per Warrant, commencing December 5, 1996 (or earlier with the consent of the Representative) and prior to their expiration; provided that (i) prior notice of not less than 30 days is given to the Warrantholders; (ii) the closing high bid price if traded on NASDAQ, or the last sale price if traded on a national exchange, per share of Common Stock on each of the 10 consecutive trading days ending on the third business day prior to the date on which the Company gives notice of redemption has been at least $9.00; and (iii) Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the Exercise Price at a time when it may be disadvantageous for them to do so, or to sell the Warrants at the current market price when they might otherwise wish to hold them, or to accept the redemption price, which may be substantially less than the market value of the Warrants at the time of redemption. The Warrants may not be exercised unless the registration statement pursuant to the Securities Act covering the underlying shares of Common Stock is current and such shares have been qualified for sale, or there is an exemption from applicable qualification requirements, under the securities laws of the state of residence of the holder of the Warrants. Such restrictions could have the effect of preventing certain Warrantholders from liquidating their Warrants. See "Description of Securities - Warrants."

      22. Penny Stock Regulation. In the event that the Company is unable to satisfy the maintenance requirements for the NASDAQ National Market and its Common Stock falls below the minimum bid price of $5.00 per share for the initial quotation, the Company would seek to list its securities on the NASDAQ Small Capitalization Market. If it was unsuccessful, trading would be conducted on the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on NASDAQ, or the Company's having $2,000,000 in stockholders' equity, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for non-NASDAQ and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

      The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

      If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected, limiting the ability of broker-dealers to sell the securities and the ability of purchasers in this Offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

      23. Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without further stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no current plans to issue any shares of Preferred Stock and is prohibited from issuing such Preferred Stock until December 5, 1997, without the prior written consent of the Representative. See "Description of Securities."

      24. Non-Registration in Certain Jurisdictions of Shares Underlying the Warrants. Although the Units were not knowingly sold to purchasers in jurisdictions in which they were not registered or otherwise qualified for sale, purchasers may have purchased Warrants in the aftermarket or may have moved to jurisdictions in which the shares of Common Stock issuable upon exercise of the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In the event that such registration or qualification is required, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in the jurisdiction in which such purchasers reside. If the Company was unable to register or qualify the shares in a particular state and no exemption to such registration or qualification was available, in order to realize any economic benefit from the purchase of the Warrants, a holder might have to sell the Warrants rather than exercising them. No assurance can be given, however, as to the ability of the Company to effect any required registration or qualification of the Units, Common Stock or Warrants in any jurisdiction in which registration or qualification has not already been completed. See "Description of Securities - Warrants."

                                 USE OF PROCEEDS

      The proceeds received by the Company upon exercise of the Warrants, the Underwriter's Warrants and the Warrants included therein, net of expenses of the offering, estimated at $50,000, (other than solicitation fees, if any, to be paid to the Underwriter in connection with the exercise of Warrants), are estimated to be $11,355,000, assuming that all of such Warrants, Underwriter's Warrants and Warrants included therein are exercised. There can be no assurance as to the number of Warrants, if any, or Underwriter's Warrants or Warrants included therein, if any, which will be exercised. Management anticipates that the net proceeds of this offering, if any, will be used for acquisitions and allocated to working capital and general corporate purposes. See "Warrant Solicitation."

      The proceeds allocated to working capital and general corporate purposes will be applied, to the extent necessary, to the Company's current operations.

                           CERTAIN MARKET INFORMATION

      The Company's Common Stock and Warrants commenced trading on the NASDAQ National Market System under the symbol "HAHI" and "HAHIW", respectively, on December 5, 1995. The range of high and low reported closing sales prices for the Common Stock as reported by NASDAQ since the commencement of trading were as follows:

HAHI
----
1995                          High              Low

Fourth Quarter                $6.00             $5.50

1996                          High              Low

First Quarter                 $6.19             $5.38

Second Quarter                $8.38             $5.50

Third Quarter                 $8.25             $6.50

Fourth Quarter                $7.25             $4.75

1997

First Quarter                 $6.63             $4.75

HAHIW
-----
1995                          High              Low

Fourth Quarter                $1.25             $0.75

1996                          High              Low

First Quarter                 $1.63             $1.13

Second Quarter                $3.13             $1.50

Third Quarter                 $2.87             $1.87

Fourth Quarter                $2.13             $1.13

1997

First Quarter                 $2.00             $1.00

----------

      The prices set forth above reflect inter dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

      On May 20, 1997, as reported by the Company's transfer agent, shares of Common Stock were held by eleven persons, based on the number of record holders, including several holders who are nominees for an undetermined number of beneficial owners.

                                    DILUTION

      The difference between the exercise price of the Warrants and the adjusted net tangible book value per share of Common Stock after this offering, assuming exercise for cash of all Warrants, Underwriter's Warrants and Warrants included therein, constitutes the dilution to investors in this offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value (total tangible book value less total liabilities) of the Company on such date by the number of shares of Common Stock outstanding on such date.

      At March 31, 1997, the net tangible book value of the Company was $3,822,120, or approximately $2.04 per share of Common Stock. After giving effect to the sale by the Company of 1,638,750 shares of Common Stock upon the exercise of outstanding Warrants, 71,250 shares of Common Stock upon the exercise of the Underwriter's Warrants and 142,500 shares of Common Stock upon the exercise of the Warrants included therein, and the receipt of the net proceeds therefrom, the net tangible book value at March 31, 1997 would have been $15,177,120, or approximately $4.08 per share of Common Stock, representing an immediate increase in net tangible book value of $2.03 per share to existing shareholders and an immediate dilution of (32.2%) per share to those who exercise Warrants. The following table illustrates the foregoing information with respect to dilution on a per share basis:

Exercise Price (1)......................................................$6.00
  Net tangible book value per share before exercise.......$2.04
  Increase per share attributable to exercise (2)(3)......$2.03

Adjusted net tangible book value after exercise.........................$4.07
                                                                        -----

Dilution to persons exercising Warrants.................................$1.93
                                                                        =====

----------
(1) Before deducting solicitation fees, if any, to be paid to the Underwriter in connection with the exercise of Warrants. See "Warrant Solicitation."

(2)   Assumes no exercise of other outstanding options or warrants.

(3) Includes proceeds from the sale of 213,750 shares of Common Stock upon the exercise of the Underwriter's Warrants at an average price of $7.36 per share.

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company as of March 31, 1997 and as adjusted to give effect to the sale of Units offered hereby and the application of the net proceeds of this Offering. This information should be read in conjunction with the Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

                                                     Actual
                                                      As of
                                                    March 31,
                                                      1997
                                                   (unaudited)   As Adjusted (1)
                                                   ----------    ------------
Long-term Debt ..................................  $1,120,686     $1,120,686

Stockholders' Equity:
  Preferred Stock $0.01 par value:
    Authorized 1,000,000 shares; none issued
  Common Stock $0.02 par value;
    Authorized 14,000,000 shares
    Issued and outstanding - 1,869,375 and
    3,721,875 shares, respectively ..............  $   37,388     $    70,163
Additional paid-in capital ......................  $3,694,401     $15,016,626
Retained earnings ...............................  $2,749,888     $ 2,749,888
                                                   ----------     -----------
    Total stockholders' equity ..................  $6,481,677     $17,836,677
                                                   ==========     ===========

----------
(1) Gives effect to the sale of 1,638,750 shares of Common Stock upon the exercise of outstanding Warrants and the sale of 71,250 shares of Common Stock upon exercise of the Underwriters' Warrants and 142,500 shares of Common Stock upon the exercise of the Warrants included therein, resulting in net proceeds to the Company of $11,355,000 (after deducting expenses of the offering other than solicitation fees, if any, to be paid to the Underwriter in connection with the exercise of the Warrants). See "Warrant Solicitation."

                                    DIVIDENDS

      To date, the Company has paid no dividends on any shares of its Common Stock and the Company's Board of Directors has no present intention of paying any dividends on its Common Stock in the foreseeable future, as it intends to use its earnings, if any, to generate increased growth. The payment by the Company of dividends in the future, if any, rests solely within the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, capital requirements and financial condition, as well as other factors deemed relevant by the Company's Board of Directors. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders may also limit the Company's ability to pay dividends.

                             SELECTED FINANCIAL DATA

      The following selected financial data of the Company are derived from the Financial Statements of the Company. The financial statements as of June 30, 1995 have been audited by Richard A. Eisner & Company, LLP. The financial statements as of June 30, 1996 have been audited by Coopers & Lybrand, LLP. Financial information for the nine months ended March 31, 1997 and 1996 set forth below are derived from unaudited financial statements of the Company. In the opinion of the Company's management the unaudited financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results of operations for the periods then ended and the financial position of the Company as of such dates. The selected financial data set forth below should be read in conjunction with the Financial Statements of the Company and related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Income Statement Data:


                                   1996        1997         1996        1995
                                   ----        ----         ----        ----
                                                               Years ended
                                Nine Months Ended March 31,      June 30,
                              ------------------------------     --------
                                      (unaudited)

Fees Billed ..................  $8,128,256  $16,524,385  $11,885,712  $7,928,649
Income from operations .......  $  822,576  $   850,907  $ 1,156,011  $  870,968
Net income ...................  $  543,694  $   495,783  $   718,845  $  547,426
Net income per share .........  $     0.39  $      0.22  $       .41  $      .52
Weighted average common shares
  outstanding (1) ............   1,382,284    3,508,125    2,243,227   1,050,000

Balance Sheet Data:

                                                        March 31, 1997
                                                       -----------------
                                                           (Unaudited)

                                                    Actual        As Adjusted(2)
                                                    ------        --------------

Current assets ..........................        $ 6,664,664       $18,019,664
Current liabilities .....................        $ 2,493,369       $ 2,493,369
Working capital .........................        $ 4,171,295       $15,526,295
Total assets ............................        $10,099,249       $21,454,249
Long term debt ..........................        $ 1,120,686       $ 1,120,686
Retained earnings .......................        $ 2,749,888       $ 2,749,888
Stockholders' equity ....................        $ 6,481,677       $17,836,677

----------
(1) The capitalization of the Company has been retroactively adjusted to reflect the recapitalization of the Company and the Reverse Stock Split.

(2) Gives effect to the sale of 1,638,750 shares of Common Stock upon the exercise of the outstanding Warrants, and the sale of 71,250 shares of Common Stock upon exercise of the Underwriters' Warrants and 142,500 shares of Common Stock upon exercise of the Warrants included therein, resulting in net proceeds to the Company of $11,355,000 (after deducting expenses of this offering other than solicitation fees, if any, to be paid to the Representative in connection with the exercise of the Warrants). See "Warrant Solicitation."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

      The Company provides home care services in Illinois, Indiana, Missouri, Alabama and Mississippi. The Company's fiscal year ends on June 30. Unless otherwise noted, references to fiscal 1995 and 1996 relate to the fiscal years ended June 30, 1995 and 1996.

      The Company's revenues are derived primarily from custodial services. Additionally, approximately 10% of the Company's revenues, during fiscal 1996, were derived from skilled home health care services. The Company believes that the home care market will continue to experience significant growth due to aging of the population, continued emphasis on preventive health care services, early patient discharges from acute care institutions, and new advances in medical technology. The Company believes that it is well positioned to take advantage of the expected growth in both the custodial home care and home health care segments of the market.

      The Company's overall strategy is focused on providing a continuum of services to elderly and disabled clients in their homes, concentrating on geographic areas with favorable demographics and reimbursement trends. The Company will implement this business strategy through a combination of internal growth of existing services/locations, expansion into new areas adjacent to existing locations, and acquisition of geographically proximate businesses with complementary service mixes and locations.

      The Company strives to maintain an overall gross profit margin of at least 30% and intends to generate additional operating profits through increased economies of scale to be derived from savings in general and administrative expenses. Personnel is the single largest component of the Company's costs, comprising approximately 80% of net sales which the Company believes is typical for similarly situated home care providers.

      The following discussion and analysis of the Company's results of operations, liquidity and financial condition should be read in conjunction with the financial statements of the Company included elsewhere in this Prospectus and the related notes thereto.

RESULTS OF OPERATIONS

NINE MONTHS ENDED MARCH 31, 1997 AS COMPARED TO THE NINE MONTHS ENDED MARCH 31, 1996:

      Revenues derived from services to clients for the first three quarters of 1997 exceeded revenues from the same period one year earlier by $8,396,000 representing overall revenue growth of 100%. Acquired and start-up operations accounted for $5,875,000 of the growth (70%) with the remainder of the growth coming from expansion of services provided through the Company's existing locations. Of the Company's total revenues for the nine months, approximately $8,284,000 (50%) came from services provided pursuant to contracts with the Illinois Department on Aging compared to 88% of total revenues for the same three quarters of the previous year.

      Direct costs of providing services increased by $4,924,000 (85%) as a result of the increase in revenues noted above. Direct costs are entirely comprised of wages paid to field staff members who provide client/patient services. Direct costs for the nine month period represented 65% of total revenues versus 70% for the three quarters of 1996. As noted, the productivity improvement is due to an increase in rates paid under various contracts with the Illinois Department on Aging after taking in account lesser increases in the minimum wage.

      Selling, general and administrative expenses increased by $3,444,000 (46%) which offset the increase in the gross profit margin of $3,472,000. Approximately $2,175,000 (63%) of the increase is attributable to acquired and start-up operational expenses. The remaining increase of $1,269,000 is attributable to increases in corporate office expenses ($427,000, 12%) and other increases in local adiministrative support functions necessary to support internal expansion ($842,000, 25%).

      Financial income for the nine months ended March 31, 1997 was less than financial income for the preceding year to date by $82,000 due to expenditure of proceeds realized from the Company's initial public offering.

Fiscal 1996 Compared to Fiscal 1995:

      Net revenue derived from client/patient services for the fiscal year ended June 30, 1996 were $11.9 Million compared to $7.9 Million for the fiscal year ended June 30, 1995, representing an increase of approximately 50%. The increase in sales relates to a $2.8 Million, or 35%, increase derived from the expansion of homemaker services. Of the general homemaker service growth, $312,000 or 1% is attributable to the Oxford Healthcare acquisition with the remainder ($2.5 Million) coming from continued development of the Company's established Illinois and Missouri locations. Also, the addition of medically necessary, skilled home health services comprised $1.2 Million, or 29%, of the overall increase in revenues.

      The Illinois Department on Aging ("IDOA") accounted for approximately 81% of total homemaker revenues of $10.7 Million during Fiscal 1996. Illinois Department on Aging revenues, as a percentage of total homemaker service revenue, remained essentially unchanged from 1995 to 1996. The contractual arrangement with IDOA requires that, at a minimum, 73% of receipts from IDOA client services be spent for direct costs of providing care. The Company is in compliance with this requirement; however, should the Company's IDOA direct costs, as a percentage of IDOA revenues, fall below 73%, the contract could be subject to termination.

      The Medicare program provided approximately 74% of the $1.2 Million in revenues attributable to home health care services. There were no home health care revenues for 1995 that were reimbursable under the Medicare program.

      Direct costs of providing services constituted $5.8 Million and $8.2 Million in 1995 and 1996, respectively, representing 73% and 69% of total revenues. The 30% growth of $2.4 Million in the cost of providing services relates directly to revenue growth with homemaker services comprising a constant 73% of related revenues and costs of providing home health services accounting for 34% of related revenues. The gross margin increased, from $2.1 Million or 27% of revenues in 1995 to $3.7 Million, or 31% of revenues, in 1996. The improvement in the overall relationship between revenues and cost of services relates directly to the addition of home health care services.

      Operating expenses ($1.2 Million in 1995 and $2.5 Million in 1996) comprised 16% and 21% of revenues, respectively. Administrative salaries and benefits grew $674,000 from $547,000 to $1.2 Million due primarily to the addition of administrative staff members ($419,000 or 62% of the increase) to handle increased work loads related to higher revenue levels. In connection with the Company's IPO and acquisition program, certain managerial level positions were added, accounting for approximately $255,000 of annual salaries and benefits that constituted approximately 38% of the overall growth in such expenses.

      Professional fees increased by $29,000 to $141,000 an increase of 26%. The increase is attributable to general labor matters and other routine issues typically associated with the increase in overall business.

      Office expense increased from $237,000 (3% of revenues) to $543,000 (5% of revenues) with the bulk of the increase (43% or $233,000) coming from the opening of additional Illinois, Missouri and Indiana offices of Help at Home, Inc. Opening of the corporate headquarter offices accounted for 14% or $76,000 of additional office expense with the remainder of the growth ($228,000,700 or 42%) stemming from acquired businesses.

      Travel expenses grew by $82,000, or 65%, to $206,000 due to an increase in the reimbursable travel between clients/patients, increased travel among operating units, travel associated with investor meetings, and visits to potential acquisition candidates.

      Insurance expense increased by $82,000 in 1996 to $136,000, a 150% increase, due to the growth in the business and increased number of entities requiring general insurance coverages.

      Depreciation and amortization expense in 1996 increased by $71,000 to $117,000 a total increase of 155%. The increase is due to capital asset additions together with amortization of goodwill related to acquisitions made during year.

      Marketing expenses went from $86,000 to $124,000 in 1996 for an overall increase of 69%. The increased expense is the result of escalated marketing efforts which have contributed to the overall growth in homemaker revenues.

      Provision for income taxes grew from 38% of pre-tax income to 44% of pre-tax income in 1996, due in part to increased state income taxes and the adjustment of accrued tax benefits ($55,000) that were recorded in prior years. Before the adjustment, current year tax provisions approximated 40% of pre-tax income.

      Earnings per share of common stock were $.52 (fully diluted) in 1995 and $.41 in 1996 based on weighted average shares outstanding of 1,050,000 and 2,243,227, respectively. As noted herein, the Company has approximately 1.6 Million Warrants outstanding as a result of its initial public offering. The Company has adopted the modified treasury method of presenting earnings per share for the year ended June 30, 1996. On a fully diluted basis, the Company's earnings per share in 1996 represented a decrease of $.11 or 21% from the preceding year on a corresponding increase of 1,193,227 shares.

LIQUIDITY AND CAPITAL RESOURCES

      The Company has net working capital of $4,171,295 as of March 31, 1997.

      Historically, the Company has funded its cash requirements entirely from operations; however, the acquisition of Oxford Health Care was funded through proceeds realized from the Company's initial public offering of its capital stock. The initial public offering, completed in December, 1995, consisted of 819,375 units each of which consisted of one share of Common Stock and two redeemable common stock purchase warrants at $6.30 per unit. The offering generated net proceeds of $3,694,000 after deduction of underwriters discounts, commissions and related expenses. The Company used approximately $1,825,000 of the proceeds for the Oxford Health Care transaction and retired $884,000 of Oxford Health Care's indebtedness subsequent to the purchase transactions.

      The Company's indebtedness includes a $325,000 obligation to a former shareholder of Oxford Health Care, $250,000 of unsecured bank debt utilized for the acquisition of Preferred Nursing Services, Inc. of Muscle Shoals, Alabama, unsecured bank debt in the amount of $400,000 used to fund expansion and business development, $272,200 for the February 1997 acquisition of a Piper Navajo aircraft, and capital lease obligations amounting to $38,000. The Company's portfolio of accounts receivable, totaling approximately $5,188,000, is unencumbered.

      The Company has access to $350,000 remaining on its $1,000,000 unsecured line of credit from the Bronson-Gore Bank at the bank's prime rate. The Company is also investigating opportunities to arrange asset based financing for use in business expansion activities.

      The Company presently has 1,638,750 Warrants outstanding with an exercise price of $6.00. The Warrants can be exercised at any time subsequent to the public offering and can be called anytime after December 5, 1996 provided the closing price of the Common Stock is equal to or greater than $9.00 for 10 consecutive days. Since the initial public offering of the Common Stock, the Common Stock has not traded at or above $9.00 per share. Assuming an exercise of all outstanding Warrants, the Company could realize up to approximately $9,800,000 in net proceeds. There can be no assurance, however, that any or all of the Warrants will be exercised prior to their expiration on December 4, 2000. As of May 2, 1997 the closing price of the Common Stock on the NASDAQ
Stock Market was $4.50.

      Management of the Company intends to pursue acquisitions in the future and anticipates utilizing proceeds from exercise of the Warrants and/or future indebtedness to pursue such acquisitions. In the event that proceeds from exercise of the Warrants is insufficient to fund the Company's capital requirements, the Company will rely on debt financing to realize its business expansion strategy.

                                    BUSINESS

GENERAL

      Help at Home, Inc. and its subsidiaries (collectively, the Company) provide homemaker, custodial and skilled home health care services to elderly and disabled persons within their homes. Such services consist of nutritional planning and assistance, household management, personal care, skilled nursing interventions, rehabilitative therapy, and medical social work services. The majority of the Company's clients are obtained and served through 13 regional contracts with the Illinois Department on Aging (IDOA) and contracts with other state and municipal agencies. Help at Home also provides medically necessary, skilled home health care services through its subsidiaries certified as Medicare home health agencies. The Company operates through 24 offices in Illinois, Indiana, Missouri, Alabama and Mississippi.

Overview of the Home Care Industry

      The home care industry serves the elderly as well as persons with temporary or permanent disabilities of any age. The primary purpose of home care programs is to keep clients from becoming institutionalized and to fill the gap created by inadequate health insurance coverage. The need for such services has escalated over the last decade due to the general aging of the population and the desire of elderly or disabled persons to maintain their quality of life by remaining independent and living in their own homes.

      According to published industry data, the home care industry in 1994 constituted a $23 Billion market, with annual growth rates for this sector of the economy exceeding 20%. In addition to the general aging of the population, primary reasons cited for such rapid growth include the substantial cost savings achievable through at-home care as an alternative to more expensive institutional care, medical and technological advances which enable a growing number of treatments to be administered at home rather than in a medical facility and Medicare reimbursement policies which provide certain incentives to minimize the length of in-patient hospital stays.

      Moreover, it has been predicted that long-term maintenance home care services will be the largest area of growth in the home care field. Fully 20% of those over 65 can be considered frail elderly who experience functional limitations secondary to chronic disease processes; while 46% of those over the age of 85 fall into the frail elderly grouping and are, therefore, candidates for continuous, long-term custodial home care services. The need for assistance with the activities of daily living such as eating, dressing, bathing, walking and household management is sometimes thought of as a social need rather than a medical requirement. However, the provision of these basic services, often by a paid home care worker, is crucial to the health and well-being of the elderly patient and is being considered more and more often as medically necessary, preventive care.

      The majority of home care recipients obtain services by participating in federally or state-funded programs for which they are eligible. Medically necessary, skilled home health care interventions, such as those provided through the Company's Medicare certified home health agencies, are reimbursed through Medicare Part A payments. Similarly, non-medical, custodial services to homebound clients are provided pursuant to contracts with agencies such as the Illinois Department on Aging or various Medicaid Waiver Programs. The Company is a provider to Medicare, Medicaid and other state program recipients through various contractual arrangements.

      There have been a number of proposals offered in recent years through which the Federal government would increase its involvement in the delivery of health care, lower reimbursement rates for home care services and/or modify the payment methodology for Medicare home health services. The Company cannot predict what effect, if any, such proposals may have given the wide variety of proposals and the changing nature of the political, economic and regulatory influences at work in the government and U.S. economy. The Company believes, however, that such proposals will take time to enact, will likely have a phased-in approach and will, therefore, have minimal impact on the Company's business in the immediate future.

      In August, 1996, the U.S. Congress ratified an increase in the Minimum Wage to $5.15 as of September, 1997. The minimum wage amendment to the budget bill will affect the Company through imposition of an increase in the minimum wage as of October 1, 1996 to $4.75. The Company, in anticipation of such a wage increase, is working to effect pro-rata rate increases in each of its affected homemaker service contracts.

Business Strategy

      The Company's business strategy is to provide a variety of home care services, through skilled therapeutic interventions (nursing and therapy services) and custodial (homemaker services), to a diversified mix of groups and individuals in the geographic markets served by the Company. The Company expects to expand the number of locations and markets it serves through development of additional service contracts, acquisition of existing home care businesses and introduction of complementary services. Key elements of the Company's strategy include:

      1) Broadening Customer Relationships. The Company has revamped its marketing program in an effort to identify and obtain additional contracts and grants from local, state and federal government programs. Likewise, the Company has focused on involvement in community organizations and senior service activities, such as those offered by local senior service provider councils and coalitions for the purpose of enhancing the Company's name and service recognition among the its constituencies.

      2) Cross-Marketing Services. The Company believes that numerous opportunities exist to cross-market services, thus ensuring retention of clients who may experience fluctuations or changes in their home care needs. For example, an elderly home care client who becomes ill may require skilled services for a time, after which his/her needs may revert back to custodial care. The Company will be in a position, either through its homemaker service divisions or Medicare home health agencies, to meet the needs of such clients. As the Company continues to strengthen its ability to continuously meet changes in the home care requirements of its elderly clientele it will be in a better position to avoid loss of business to other providers with a wider, or different, array of service offerings.

      3) Acquiring Complementary Businesses. The Company intends to continue to pursue acquisition of businesses that complement the Company's existing locations and/or service offerings. Desirable acquisition targets include Medicare-certified providers of skilled nursing and related services proximately located to current operating units. The Company will also continue to focus on existing home care companies whose service lines can be readily expanded through the addition of new services, such as skilled service providers that can be readily expanded through the addition of custodial services.

      4) Achievement of Operating Efficiencies. The Company believes that, as it increases in size and market share, it will be able to reduce, as a percentage of revenues, corporate overhead and operating costs including personnel, insurance, computer and communications systems, legal, accounting, and marketing expense. By increasing the Company's revenue base through internal growth and acquisitions, the Company believes it can achieve certain economies of scale, that will allow the Company to recoup a larger profit from its services.

      5) Increasing Market Penetration in Selected Markets. The Company has focused on increasing its market share in Alabama and Mississippi in connection with the acquisition of Oxford Healthcare. The Company has opened 11 new offices in Illinois, Indiana, Missouri and Alabama for the purpose of strengthening its market presence. The Company will continue to focus on business development and acquisitions in neighboring areas throughout the Midwest, Southeastern, Mid-Atlantic and Southwestern part of the United States.

Services

      The Company maintains contracts with several state and municipal agencies to provide custodial services to elderly and disabled clients. Such custodial services generally entail homemaker services, household management, and assistance with activities of daily living. The Company provides in-depth training to its workers who provide such services to ensure consistency of approach and adequacy of care.

      Case managers, engaged by the state agencies, generally refer custodial care clients to the Company after eligibility for service is determined. Case managers generally refer clients to home care companies on a rotating basis unless a specific home care provider is identified by the client to be served. Approximately 90% of the Company's revenues in fiscal 1996 were derived from the delivery of custodial services.

      In addition to custodial services, the Company provides skilled services to those with an established medical need as determined by a physician. Skilled home care services include nursing interventions, physical therapy for improvement of range of motion and pain reduction, occupational therapy for enhancement of the patient's ability to perform routine activities of daily living, speech therapy directed at resolution of swallowing or language difficulties and medical social work services to address and help resolve issues related to the psycho-social aspects of home care . Through its Medicare certified home health agencies, the Company also provides home health aide services that are provided under the direct supervision of a nurse.

      The Company has indicated its intention to enter into hospice care through which it will provide in-home care to terminally ill patients. In-home hospice care offers an alternative to hospice centers or nursing homes for terminally ill individuals who prefer to live out the remainder of their lives in their own residences. It is the Company's intention to provide such services, through licensed and certified hospice organizations, to Medicare and Medicaid patients. The Company has completed its first applications to form hospices under the aegis of Oxford Healthcare in Alabama and Mississippi; however, the hospices are not yet operational.

Marketing and Sales

      The Company has developed separate marketing strategies for its contract business and private home care operations.

      Contract Services. The Company is not able to directly potential clients, market its services to various government entities as contract procurement is based on the competitive bidding process. In this area, the Company's main sales and marketing objective is to maintain favorable relationships with the CCUs and the various contract and grant sources. In the event clients do not choose a particular provider, the CCUs control the flow of clients to the contract vendors through a system of rotation. In order to obtain renewal of existing contracts, as well as procure additional contracts, the Company must work to maintain and improve the relationships between itself and the state or municipal agency. Such relationship-building methods may include involvement in the pilot projects for the particular government program and participation in fund raisers and agency sponsored events, such as senior picnics and provider council meetings. Fund raising events are typically costly to participate in and there can be no assurance that management will determine that the expense of participating in any fund raisers justify the anticipated benefits to be derived therefrom.

      Most of the state program participants are unknowledgeable about particular home care providers and are unable, when asked by the CCU, to request a company by name or specify one provider over the other. The Company intends to introduce marketing efforts designed to bring its name to the mind of the end user, thereby positioning itself to receive a larger share of CCU referrals through specific client requests. Management believes that fund raisers and participation in program events will provide a personal way for potential clients to become familiar with the Company's name and its administrative staff. However, as discussed above, if the costs of participation in fund raising events prove to be prohibitive, management will be forced to seek other, less costly avenues to build name recognition. The Company also intends to utilize various advertising and direct mail campaigns to achieve additional levels of exposure.

      Private Home Care Services. The Company has already developed relationships with local and regional health care providers as sources of referral. The Company anticipates that, as it implements its acquisition strategy into related home care businesses, the base of referring third party payors and agencies will expand. In addition, since many persons are only able to afford in home health services through their Medicare coverage, the Company intends to increase its market penetration through the acquisitions of home healthcare agencies with existing Medicare certification. The Company has not identified any particular acquisition candidates and there can be no assurance that it will be successful in identifying such candidates.

      The Company derives a portion of its home care clients from referral sources such as insurance companies and private pay sources, as well as from a variety of professionals such as hospital discharge planners, social workers, trust officers and other home care providers. Management anticipates that the Company will continue to develop marketing programs specifically targeted toward these referral sources as its home care capabilities are expanded.

Government Regulation

      Custodial services, which comprise the bulk of the services provided by the Company, are generally unregulated. The Company must, however, maintain certain state and/or federal licenses or certifications in order to offer specific health services. With respect to licensure of skilled home health care services, each state specifies the manner in which home health agencies will operate. Approximately half of the states, including Alabama and Mississippi, require that home health agencies possess one or more valid Certificates of Need
(CON) in order to qualify as a provider of Medicare home health services. Absent a valid CON, a home health agency may be precluded from providing certain services or expanding its operations into new geographic areas. Recently, however, several states have initiated a process through which the requirement may be reconsidered and within the next several years, reliance on CONs as a means of controlling home health care costs may be significantly diminish. Currently there is a moratorium on the issuance of new Certificates of Need, thus limiting the ability of would-be Medicare home health providers to enter CON markets. The Company possesses a Certificate of Need in Montgomery County, Alabama through Homemakers of Montgomery, Inc. and has initiated an action in the Circuit Court of Montgomery County Alabama (15th Judicial Circuit) to secure CON authorization in the Alabama counties of Bullock, Elmore, Macon and Tallapoosa.

      All Medicare home health agencies must also successfully demonstrate, on an annual basis, compliance with Medicare Conditions of Participation in order to continue to provide services to Medicare beneficiaries. Such conditions generally embody established standards for home health agency management of personnel, adherence to patients' rights, supervision of care, financial management and the presence of an independent, professional advisory group. All of the Company's Medicare provider units have successfully passed their annual Medicare surveys.

      In addition, Homemakers of Montgomery, Inc. has been accredited by the Joint Commission on the Accreditation of Healthcare Organizations (JCAHO). The Company intends to apply for JCAHO accreditation for each of the operating units providing skilled home health services.

Competition

      The Company competes with other providers of custodial services for various state and municipal contracts pursuant to a competitive bidding process. Each company competing for a bid is required to provide specific information regarding its history and duration as a provider of services. Depending on each bidder's responses to requested information and the fulfillment of specific evaluative criteria, points are awarded to each provider in Illinois with contracts going to the bidders with the greatest number of accumulated points. With respect to this process, the key competitive factors are the length of time in business and the geographic areas served by the provider. As a result of the Company's long history, market penetration and presence, the Company has been highly successful in obtaining contracts for provision of custodial services.

      Competition among home health agencies for Medicare patients is based, in part, on availability of qualified personnel who can be dispatched to care for a patient in a timely manner. Likewise, a home health agency's array of service offerings, geographic coverage and relationships with major referral sources significantly influences competitive position. In states with applicable CON regulations, competition may be more limited due to the smaller number of providers in any one market. There is limited, if any, price competition with regard to services provided to Medicare and/or Medicaid coverage recipients.

Employees

      Exclusive of field personnel who work on a per diem basis, the Company has 133 administrative employees, as of May 20, 1997.

      The number of caregivers providing services to clients varies from day to day. These personnel do not, necessarily, work full time shifts; nor do they exclusively work for the Company. Certain of the Company's employees in Chicago are represented by a union. Relations with the union are considered to be good.

      The Company has in place a screening process for all of its caregivers to ensure compliance with laws generally, and the absence of criminal convictions and/or disciplinary actions that limit professional activity.

Insurance and Bonding

      Due to the personal service aspect of the Company's business, the Company may be exposed to the risk of personal injury claims brought by its clients. The Company maintains an insurance policy for such purposes in the amount of $1,000,000 per occurrence and $2,000,000 in the aggregate. In addition, each of the Company's field personnel is bonded by the Company in the amount of $5,000 against other claims that can arise in connection with acts of employees working at in-home service businesses, such as the Company. See "Risk Factors - Possible Exposure to Claims."

Property

      The Company's principal executive offices are located at 223 West Jackson Blvd., Chicago, IL and consist of approximately 3,100 square feet of rented space. Similarly, the Company leases office space in each of its 24 operating locations as follows:

Help at Home, Inc. - Corp Offices          Help at Home, Inc. - Chicago
223 West Jackson Blvd, Suite 500           223 West Jackson Blvd., Suite 510
Chicago, IL 60606                          Chicago, IL 60606
Lease expires November 30, 2000            Lease expires November 30, 2000

Help at Home, Inc. - St. Charles           Help at Home, Inc. - Ottawa
103 North 11th St. Suite 107               615 West Main Street
St. Charles, IL 60174                      Ottawa, IL 61350
Lease expires March 31, 1999               Lease expires July 9, 1997

Help at Home, Inc. - Alton                 Help at Home, Inc. - St. Louis
707 Berkshire Blvd.                        300 Biltmore Drive - Suite 336
Suite 260                                  Fenton, MO 63026
Alton, IL 62024                            Lease expires July 31, 1998
Lease expires February 28, 1997

Help at Home, Inc. - Waukegan              Help at Home, Inc. - Oak Forest
2504 Washington Street, Suite 101          15337 S. Cicero Ave., Suite F
Waukegan, IL 60085                         Oak Forest, IL 60452
Lease expires June 30, 1997                Lease expires May 31, 1998

Help at Home, Inc. - Quad Cities           Help at Home, Inc. - Munster
2100 18th Avenue, Suite 5                  9250 Columbia, Suite D2
Rock Island, Il 61201                      Munster, IN 46321
Lease expires July 31, 1998                Lease expires June 30, 1997

Help at Home, Inc. - Macomb                Help at Home, Inc. - Belleville
107 Business and Tech Center               213 South Illinois, Suite 101
Western Illinois University
Macomb, IL 61455                           Belleville, IL 62220
Lease expires March 31, 1997               Lease expires April 14, 1999

Lakeside Home Health Agency - MO           Lakeside Home Health Agency - IL
300 South Biltmore                         223 West Jackson Blvd.
Fenton, MO 63026                           Chicago, IL 60606
Lease expires July 31, 1998                Month to Month Lease

Rosewood Home Health, Inc.
707 Berkshire Blvd.
Suite 250
Alton, IL 62024

Lease expires October 31, 1999

Homemakers of Montgomery, Inc.             Statewide Healthcare Services, Inc.
229 Interstate Park Drive                  3828 Interstate 55 North
Montgomery, AL 36109                       Jackson, MS 39211
Lease expires December 31, 1998            Lease expires May 31, 2001

Statewide Healthcare Services,Inc.         Statewide Healthcare Services, Inc.
1209 A Snow Street                         956 Montclair Road, Suite 218
Oxford, AL 36203                           Birmingham, AL 35213
Lease expires November 30, 1997            Lease expires July 31, 1997

Statewide Healthcare Services,Inc.         Statewide Healthcare Services, Inc.
115B Longwood Drive SE                     1141 Montlimar Drive, Suite 2400
Huntsville, AL 35801                       Mobile, AL 36609
Lease expires July 31, 1997                Lease expires July 31, 1997

Statewide Healthcare Services, Inc.        Statewide Healthcare Services, Inc.
188 North Foster, Suite 200                2000 Flint Road, Suite 102
Dothan, AL 35708                           Decatur, AL 35602
Lease expires September 30, 1998           Lease expires September 30, 1997

HASC Staffing Services, Inc.              Statewide Healthcare Services, Inc.
3828 Interstate 55 North                  229 Interstate Park Drive
Jackson, MS 39211                         Montgomery, AL 36101
Lease expires May 31, 2001                Month to Month Lease

      Office leases are generally for terms of one to five years. The Company believes that its office facilities, which are utilized exclusively for administrative purposes, will be generally suitable to fulfill the Company's needs for the foreseeable future. The Company maintains insurance on all of its properties.

Legal Proceedings

      The Company is not a party to any legal proceedings which it believes may have a materially adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information concerning each of the current executive officers and directors of the Company. The Company's officers are elected to serve in such capacities until the earlier to occur of the election and qualification of their respective successors or until their respective deaths, resignations or removals by the Company's Board of Directors from such positions. The Company's directors are elected to serve in such capacities until the earlier to occur of the election and qualification of their respective successors or their respective deaths, resignations, or removals by the Company's stockholders from such positions. Directors do not currently receive compensation for their services as such. One director-designee has received shares of Common Stock in consideration for agreeing to serve as director. One director, Marlene Schaffer, resigned from the Board of Directors. See "Certain Transactions."

          Name             Age             Positions and Offices
          ----             ---             ---------------------

Louis Goldstein             53       Chairman of the Board, Chief Executive
                                     Officer and Treasurer

Joel Davis                  32       Chief Operating Officer, Secretary and
                                     Director

Sharon Harder               47       Chief Financial Officer

Robert Rubin                55       Director

Steven L. Venit             37       Director

Dr. Michael J. Morgenstern  57       Director

----------

      All of the Company's officers devote full time to the Company's business.

      The principal occupation and business experience of each director and executive officer is set forth below.

      Louis Goldstein. Mr. Goldstein, the founder of the Company, served as President and Director since its inception. He is presently CEO and Chairman of the Board. Mr. Goldstein served as a director of Superior Care, Inc., a Delaware corporation (now known as Olsten Corporation ("Olsten")). Olsten, a New York Stock Exchange listed company, is engaged in providing home care and institutional staffing services and health care management services. Mr. Goldstein was also founder of Home Med North, Inc., a not for profit Medicare agency in Chicago, Illinois, from 1976 through 1986. From 1967 through 1976, Mr. Goldstein ran Baker Employment Agency, a sole proprietorship and domestic employment service.

      Joel Davis. Mr. Davis joined the Company as general counsel in July 1995. Mr. Davis has been the Chief Operating Officer of the Company since March, 1996. From October, 1989 through July 1995, he worked as an associate at the law firm of Hlustik, Huizenga, Williams & VanderWoude, Ltd. in Chicago where from August 1994 until his departure he represented the Company in a broad range of general corporate matters. Mr. Davis received a JD from the DePaul University College of Law (1989). Mr. Davis received a B.S. in Kinesiology from the University of Colorado (1986).

      Sharon Harder. Ms. Harder joined the Company in March, 1996 as Chief Financial Officer. For six years prior to joining the Company, Ms. Harder was Chief Operating Officer and Chief Financial Officer for Child Health Systems, Inc. and Pediatric Homecare of America. The companies offered a wide range of alternate site services including center based day health care, skilled home nursing care, rehabilitative therapies, infusion therapy, home medical equipment and case management services.

      Robert M. Rubin. has served as a Director of the Company since June 1992 and has been Chairman since November 1996. Since December 5, 1995 Mr. Rubin has been a Director of Help at Home, Inc., a public company engaged in the business of providing homemaker and general housekeeping services to elderly and disabled persons at home. From June 1994 through March 1997, Mr. Rubin was a Director of Kaye Kotts Associates, Inc., a public company that provides representation for delinquent tax payers before tax authorities. In October 1996, Mr. Rubin became a director of Med-Emerg International Inc., an operator of nursing homes and related healthcare services. Currently, Mr. Rubin is also a director of Arzan International, an Israeli food distributor.

      Mr. Rubin has served as the Chairman of the Board of Directors of Western Power & Equipment Corp. ("WPEC"), a construction equipment distributor, since November 20, 1992. Between November 20, 1992 and March 7, 1993, Mr. Rubin served as Chief Executive Officer of WPEC. Between October, 1990 and January 1, 1994, Mr. Rubin served as the Chairman of the Board and Chief Executive Officer of American United Global, Inc., a telecommunications and software company (AAUGI@) and since January 1, 1994, solely as Chairman of the Board of AUGI. Since October 1992, Mr. Rubin has been president and a director of Trans Cap, Inc., a blind pool company. Mr. Rubin was the founder, President, Chief Executive Officer and a Director of Superior Care, Inc. ("SCI") from its inception in 1976 until May 1986 and continued as a Director of SCI (now known as Olsten Corporation ("Olsten")) until the latter part of 1987. Olsten, a New York Stock Exchange listed company, is engaged in providing home care and institutional staffing services and health care management services. Mr. Rubin was formerly a Director and Vice Chairman, and is a minority stockholder of American Complex Care, Incorporated ("ACCI"), a public company which provided on-site health care services, including intradermal infusion therapies. In April 1995, the principal operating subsidiaries of ACCI petitioned in the Circuit Court of Broward County, Florida for an assignment for the benefit of creditors. Mr. Rubin is also a Director, Chairman and minority stockholder of Universal Self Care, Inc., a public company engaged in the sale of products used by diabetics, and Response USA, Inc., a public company engaged in the sale and distribution of personal emergency response systems. Mr. Rubin is also Chairman, Chief Executive Officer and a Director and a principal stockholder of ERD Waste Corp., a public company specializing in the management and disposal of municipal solid waste, industrial and commercial nonhazardous solid waste and hazardous waste.

      Steven L. Venit. Mr. Venit has been a Director of the Company since December 1995. Mr. Venit has been a sole practitioner with the law offices of Steven L. Venit, Esq. for more than 10 years and is licensed to practice law in the states of Illinois, Nevada and Wisconsin. Mr. Venit graduated from Valparaiso University in 1980 and in 1983 received a J.D. from John Marshall School of Law. Mr. Venit has acted as legal counsel to the Company on a variety of routine legal matters. See "Certain Transactions."

      Dr. Michael J. Morgenstern is a practicing orthopedic surgeon in Chicago for over 20 years. Dr. Morgenstern became a director of the Company in January of 1997. Dr. Morgenstern is a licensed orthopedic surgeon practicing in the city of Chicago. He received his undergraduate degree from the University of Illinois at Champaign in 1966.

      In 1970 Dr. Moregenstern graduated from Chicago Medical School and went on to complete his residency and fellowship at Columbia Presbyterian Hospital in Manhattan in 1975. From 1975 to 1979 Dr. Morgenstern was Assistant Chief of Staff o Orthopedics at Mt. Sinai Hospital in Chicago. In 1979 Dr. Morgenstern became Chief of Scoliosis and Spinal Deformities.

      None of the directors has received or currently receives any cash compensation for serving on the Board of Directors; however, directors may be reimbursed for expenses incurred in connection with their services as such.

      Advisors

      The Company appointed Sheldon Lieberbaum as an advisor to the Board of Directors for a period of three years commencing December 5, 1995. Mr. Lieberbaum is not compensated for acting in such capacity except that he will be reimbursed for any reasonable expenses that he incurs in attending meetings of the Company's Board of Directors. Mr. Lieberbaum will have no other affiliation with the Company except that Mr. Lieberbaum is director of corporate finance and a director and shareholder of Lew Lieberbaum & Co., Inc., an investment banking firm which was the co-underwriter of the Company's initial public offering (the "Representative"). Mr. Lieberbaum has been in the brokerage business for more than 35 years and serves as a director for the following publicly-traded companies: Unapix Enterprises, a worldwide licensor of feature films and television programs; Response USA, Inc., which manufacturers and sells personal emergency response systems; Boston Pacific Medical, Inc., which is engaged in the manufacture and sale of disposable medical products; All American Semi-Conductor, Inc., which engaged in the manufacture of semi-conductors; and, In Home Health, Inc., a home health care company. Mr. Lieberbaum has developed and participated in the implementation of corporate finance activities at a variety of New York and Florida based investment banking firms. He has served as the Underwriter's Director of Corporate Finance and Syndicate Manager from April 1990 to the present and served in similar capacities with Global Capital Securities, Inc. from 1988 to 1990, Schweitzer & Co. from 1986 to 1988 and RLR Securities from 1984 to 1986. In addition, Mr. Lieberbaum was an officer of Lieberbaum & Company from 1960 to 1971 and was employed by Dreyfus and Company from 1957 to 1960.

      The National Association of Securities Dealers, Inc. ("NASD") recently alleged that the Representative and others, including Mr. Lieberbaum, in 1991 engaged in market manipulation, inaccurately maintained books and records and failed to adequately supervise the activities of its personnel in connection with the trading for the Representative's account of warrants which were part of a public offering of units of convertible preferred stock and warrants of a company for which the Representative had acted in 1991 as managing underwriter. In order to expeditiously resolve this matter and without admitting or denying these allegations, in January 1995 Mr. Lieberbaum and others voluntarily entered into a Letter of Acceptance, Waiver and Consent with the NASD pursuant to which Mr. Lieberbaum was censured and fined by the NASD, agreed to pay with the Representative and others restitution to customers and was suspended from associating with any NASD member for a one month period.

Committees of the Board

      The Company has an Audit Committee and a Compensation Committee whose members consist of Robert M. Rubin and Steven L. Venit.

Executive Compensation

      The following table sets forth the cash compensation, as well as certain other compensation paid or accrued, by the Company to the Company's Chief Executive Officer and its former President for the fiscal years ended June 30,

1994, 1995, and 1996. No other executive officer had a total annual salary and bonus exceeding $100,000 during the reported periods.

                                                         Stock
                                                        Options
Name and Principal Position    Year   Salary   Bonus    Granted
---------------------------    ----   ------   -----    -------
                                                       Long Term
                                Annual Compensation   Compensation
                                -------------------   ------------

   Louis Goldstein,            1996  $192,611    -          -
    Chairman, Chief Executive  1995  $155,082    -          -
      Officer, Director        1994  $152,966    -          -

   Marlene Schaffer,           1996  $104,654    -          -
    President                  1995  $100,594    -          -
                               1994   $88,845    -          -

Employment Agreements

      In August 1995, the Company entered into an employment agreement with Louis Goldstein which became effective December 5, 1995. Pursuant to the agreement, Mr. Goldstein will receive a base annual salary of $175,000 in the first year and receives a $200,000 salary in the second year, subject to increase in each successive year of the contract term at the discretion of the Compensation Committee of the Board of Directors. In addition, Mr. Goldstein is entitled to receive a "benefit allowance" in lieu of health, life and disability insurance and other similar benefits, in the amount of 10% of Mr. Goldstein's base salary per year. The agreement is for a period of five years and is automatically renewable for additional one year terms unless prior notice is given not less than 90 days prior to the end of the initial term or any succeeding year. The agreement also subjects Mr. Goldstein to non-competition provisions.

Option/SAR Grants During Fiscal 1996

   Name                # of Securities      % of total granted  Ex. Price   Expiration Date
   Louis Goldstein          -0-                     -              -            -
   Joel Davis              10,000                   50%            $5.88        February 6, 2006
   Sharon Harder            -0-                     -              -            -

Stock Option Plan

      In August 1995, the Board of Directors adopted and approved the 1995 Stock Option Plan (the "Plan" or the "1995 Stock Option Plan"), and the Plan received stockholder approval in August 1995. The Plan is administered by the Board of Directors or by a committee appointed by the Board. Pursuant to the Plan, options to acquire an aggregate of 264,375 shares of Common Stock may be granted, 20,000 of which have been granted to date. The Plan provides for grants to employees, consultants and directors of the Company.

      The 1995 Stock Option Plan authorizes the Board to issue incentive stock options ("ISOs"), as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as well as stock options that do not conform to the requirements of the Code section ("Non-ISOs"). Consultants and directors who are not also employees of the Company could be granted only Non-ISOs. The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns 10% or more of the outstanding stock of the Company or a subsidiary or parent of the Company (a "10% Stockholder"), the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each Non-ISO shall be determined by the Board of Directors in its discretion and may be less than the fair market value of the Common Stock (but not less than 85%) on the date of grant. Notwithstanding the foregoing, the exercise price of any option granted on or after the effective date of the registration of any class of equity security of the Company pursuant to Section 12 of the Securities Exchange Act of 1934, and prior to six months after the termination of such registration may be no less than 100% of the fair market value per share on the date of the grant. ISOs may not be exercised after the tenth anniversary (fifth anniversary in the case of any option granted to a 10% Stockholder) of their grant. Non-ISOs may not be exercised after the tenth anniversary of the date of grant. Options may not be transferred during the lifetime of an option holder. No stock options could be granted under the Plan after August 15, 2005.

      Subject to the provisions of the Plan, the Board had the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the exercise price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payments by optionholders upon exercise of an option may be made (as determined by the Board) in cash or such other form of payment as may be permitted under the Plan, including without limitation, by promissory note or by shares of common stock.

Indemnification of Officers and Directors

      The Articles of Incorporation and Bylaws of the Company provide for indemnification of each director and officer or former director or officer or any person who may have served at the request of the Company as a director or officer of another corporation in which the Company owns shares of capital stock or is a creditor. The Company will indemnify against reasonable costs and expenses incurred in connection with any action, suit or proceeding to which any of the individuals described above were made a party by reason of his or her being or having been such a director or officer, unless such director has been adjudicated to have been liable for misconduct in his or her corporate duties or such officer has been adjudicated to have been liable for negligence or misconduct in his or her corporate duties. As of the date of this Prospectus, the Company is not aware of any existing, threatened or pending litigation involving a former or current director that will require the indemnification of the Company.

      Notwithstanding the foregoing indemnification provisions of the Company's Articles of Incorporation and Bylaws, the Company has been informed that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of the date of this Prospectus and as adjusted to reflect the issuance by the Company of shares of Common Stock upon exercise of the Warrants, certain information with respect to stock ownership of
(i) all persons known by the Company to be beneficial owners of 5% or more of its outstanding shares of Common Stock; (ii) each director; and (iii) all directors and officers as a group, together with their respective percentage ownership of such shares before the Offering and as adjusted to reflect the sale of the shares of Common Stock and Warrants offered hereby. Unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares of Common Stock listed below.

        Name and Address                     Shares   Before     After
        ----------------                     Owned   Offering  Offering(1)
                                             -----   --------  -----------
                                                        Percentage of
                                                      Common Stock Owned
                                                      ------------------
        Louis Goldstein (1)                   960,000    51.3%    25.8%
        c/o 223 West Jackson, Suite 510
        Chicago, Illinois 60606
        Robert M. Rubin (2)                    52,500     2.8%     1.4%
        c/o 223 West Jackson, Suite 510
        Chicago, Illinois 60606
        Joel Davis (2)                             50        *       *%
        c/o 223 West Jackson, Suite 510
        Chicago, Illinois 60606
        Sharon Harder                          -         -        -
        c/o 223 West Jackson, Suite 510
        Chicago, Illinois 60606
        Steven L. Venit                        -         -        -
        c/o 223 West Jackson, Suite 510
        Chicago, Illinois 60606
        All officers and directors as       1,012,500    54.1%    27.2%
        a group
       (5 persons)........................

* Less than one percent.

-----------
(1) These percentages assume that all outstanding Warrants are exercised and that the Underwriter exercises all of the Underwriter's Warrants and all of the Warrants included therein.

(2)   Does not include Shares issuable upon the exercise of outstanding options.

                              CERTAIN TRANSACTIONS


      In connection with the formation of the Company, on August 7, 1995, the Company issued to Louis Goldstein 962,500 shares of Common Stock in exchange for 2,750 shares of common stock of Help At Home, Inc., an Illinois company ("Help Illinois"). In exchange for 143 shares of common stock of Help Illinois, the Company issued to Mr. Rubin 50,000 shares of the Company's Common Stock. Until July 31, 1993, Help Illinois leased its office space from Louis Goldstein. Mr. Goldstein was paid $42,387 for rent for the eleven months ended June 30, 1993. Help Illinois abandoned its office space and incurred an expense of $64,650 on the abandonment of its lease.

      In 1992, 1993 and 1994, Help Illinois loaned to Mr. Goldstein $135,470 and $101,135 and $92,721, respectively. The loans bear interest at nine percent per annum. The balance of such loans at December 31, 1996 was $133,767.31.

      During fiscal 1996, the Company paid an aggregate of approximately $29,000 (including accrued fees from a prior year) to Steven L. Venit, a director, for certain routine legal services.

      See "Business - Management" for a discussion of the Company's agreement to appoint Sheldon Lieberbaum as an advisor to the Company's Board of Directors.

      The Company has adopted a policy that all future transactions, including loans between the Company and its officers, directors, principal stockholders and their affiliates must be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            DESCRIPTION OF SECURITIES

      As of the date of this Prospectus, the total authorized capital stock of the Company consists of 14,000,000 shares of Common Stock, $.02 par value per share and 1,000,000 shares of Preferred Stock, $.01 par value per share of which 1,869,375 shares of Common Stock are outstanding. The following descriptions of the securities of the Company are qualified in all respects by reference to the Company's Certificate of Incorporation and By-laws as currently in effect.

Common Stock

      The holders of outstanding shares of Common Stock are entitled to share ratably on a share-for-share basis with respect to any dividends when, as and if declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Each holder of Common Stock is entitled to one vote for each share held of record and is not entitled to cumulative voting rights. The Common Stock is not entitled to conversion or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding up of the Company, and subject to the prior rights of holders of the Company's Preferred Stock, if any, the holders of Common Stock are entitled to receive pro rata all of the net assets of the Company available for distribution to its stockholders. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will upon issuance be, fully paid and nonassessable.

Warrants

      Each Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $6.00 per share commencing on the December 5, 1995 until December 4, 2000.

      The Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Underwriter and Illinois Stock Transfer Company, the warrant agent, and was evidenced by warrant certificates in registered form.

      The exercise price of the Warrants and the number and kind of shares of Common Stock or other securities and property issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including stock splits, stock dividends, or subdivisions, combinations or reclassifications. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable holders of Warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of the Warrants.

      The Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the holders of Warrants, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

      Warrants may be exercised upon surrender of the Warrant certificate evidencing those Warrants on or prior to the respective expiration date (or earlier redemption date) of the Warrants to the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (in United States funds, by cash or certified bank check payable to the order of the Warrant Agent) for the number of Warrants being exercised.

      No fractional shares will be issued upon exercise of the Warrants. However, if a holder of a Warrant exercises all Warrants then owned of record by him, the Company will pay to that holder, in lieu of the issuance of any fractional share which would be otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

      No Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of shares of Common Stock issuable upon exercise of the Warrant and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant. The Company has undertaken to use its best efforts to maintain a current prospectus relating to the issuance of shares of Common Stock upon the exercise of the Warrants until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so. See "Risk Factors - Current Prospectus and State Blue Sky Registration Required to Exercise Warrants."

      The Warrants are redeemable, in whole or in part, by the Company at a price of $.10 per Warrant, commencing December 5, 1996, and prior to their expiration, provided that (i) the Company gives 30 days prior written notice to the registered holders of the Warrants, and (ii) the closing high bid price or sale price per share of the Common Stock (if the Common Stock is then traded on NASDAQ or a national securities exchange, respectively) for a period of 10 consecutive trading days, ending on the third business day prior to the date of any redemption notice, equals or exceeds at least $9.00 (subject to adjustment in certain events). The Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. In addition, subject to the rules of the NASD, the Company has agreed to engage the Representative as warrant solicitation agent, in connection with which it would be entitled to a 5% fee upon exercise of the Warrants. See "Underwriting."

Preferred Stock

      The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $.01 per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of the Company. The Company does not have any current plans to issue any Preferred Stock and is prohibited from issuing such until December 5, 1997 without the prior written consent of the Representative. See "Risk Factors - Preferred Stock."

Registration Rights

      In connection with the IPO, the Company granted to the Underwriter certain demand and piggyback registration rights with respect to the 71,250 shares of Common Stock issuable upon exercise of the Underwriter's Warrants and the 142,500 shares of Common Stock and 142,500 Warrants issuable upon the exercise of the Warrants included in the Underwriter's Warrants. All 213,750 shares of Common Stock underlying the Underwriter's Warrants have been included in the Registration Statement of which this Prospectus forms a part.

NASDAQ Maintenance Requirements; Possible Delisting of Securities from NASDAQ Market; Risks of Low-Priced Stocks

      The Company's Common Stock and Warrants are listed on the NASDAQ National Market System. The Commission has approved rules imposing criteria for listing of securities on NASDAQ National Market, including standards for maintenance of such listing. For continued listing on the NASDAQ National Market System a company, among other things, must have $1,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy NASDAQ National Market's maintenance criteria in the future, its securities may be delisted from NASDAQ National Market. In such event, the Company would seek to list its securities on the NASDAQ Small Capitalization Market, however, if it was unsuccessful, trading, if any, in the Company's securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's securities.

Transfer Agent, Redeemable Warrant Agent and Registrar

      The transfer agent and registrar for the Common Stock and the warrant agent for the Warrants is Illinois Stock Transfer Company.

Reports to Shareholders

      The Company has registered the Common Stock and Warrants under the provisions of Sections 12(b) and 12(g) of the Exchange Act, and has agreed that it will use its best efforts to continue to maintain such registration for a minimum of six years from December 5, 1995. Such registration requires the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Of the 1,869,375 shares of Common Stock of the Company outstanding as of the date of this Prospectus, 1,012,500 are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of volume limitations described above. The 1,012,500 shares are presently available for resale under Rule 144. In addition, if all of the Warrants and other derivative securities registered herein are exercised, the Company will have an additional 1,852,500 shares of Common Stock available for sale. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Risk Factors - Shares Eligible for Future Sale" and "Underwriting."

                              WARRANT SOLICITATION

      The Company has agreed to engage the Representative as warrant solicitation agent, in connection with which it would be entitled to a 5% fee upon exercise of the Warrants. In accordance with the NASD Notice to Members 81-38, no fee shall be paid: (i) upon the exercise where the market price of the underlying Common Stock is lower than the exercise price; (ii) for the exercise of Warrants held in any discretionary account; (iii) upon the exercise of Warrants where disclosure of compensation arrangements has not been made and documents have not been provided to customers both as part of the original Offering and at the time of exercise; (iv) upon the exercise of Warrants in unsolicited transactions; or (v) upon the exercise of Warrants where such exercise is solicited by the Company. Notwithstanding the foregoing, no fees will be paid to the Representative or any other NASD members upon exercise of the Warrants prior to December 5, 1996. In addition, upon consent of the Representative, other NASD members may solicit the exercise of the Warrants without giving up a portion of the 5% solicitation fee to the Representative. Further, such NASD broker/dealer will receive a 5% solicitation fee only when designated in writing by the warrantholder as the soliciting broker.

                                  LEGAL MATTERS

      The validity of the securities which are being offered hereby will be passed upon for the Company by Gersten, Savage, Kaplowitz, Fredericks & Curtin, LLP, 101 East 52nd Street, New York, New York 10022.

                                     EXPERTS

      The statements of income, retained earnings and cash flows for the year ended June 30, 1994, have been included herein and elsewhere in this Prospectus in reliance upon the reports of Schwartz, Frumm & Millman, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements of the Company as of June 30, 1995, and for the year then ended appearing in this Prospectus and the Registration Statement of which this Prospectus forms a part have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. The financial statements of the Company as of June 30, 1996, and for the year then ended appearing in this Prospectus have been audited by Coopers & Lybrand, LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

      On September 6, 1995, upon the approval of its Board of Directors, the Company dismissed Schwartz, Frumm & Millman and engaged Richard A. Eisner & Company, LLP as its independent auditors. There was no disagreement with the former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The Company received an unqualified audit report from Schwartz, Frumm & Millman, LLP, for the year ended June 30, 1994.

The Company's previous accountants, Richard A. Eisner & Company, LLP, were replaced pursuant to a vote of the Audit Committee of the Board of Directors. The report prepared by Richard A. Eisner & Company, LLP did not contain an adverse opinion, disclaimer of opinion, qualification or modification as to uncertainty, audit scope or accounting principles. There were no disagreements between the firm and the Company regarding any matter of accounting principles or practices, financial statement disclosure or audit scope. Richard A. Eisner & Company, LLP was notified of the decision of the Audit Committee on May 30, 1996. The firm has been replaced by Coopers & Lybrand, LLP.

                             ADDITIONAL INFORMATION

      The Company has filed a Registration Statement on Form SB-2 with the Washington D.C. Office of the Commission in accordance with the provisions of the Securities Act, with respect to the securities offered hereby. The Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements herein contained concerning the provisions of any document are qualified in their entirety by reference to the exhibit for a complete statement of its terms and conditions. The Registration Statement and the exhibits may be inspected, without charge at, or copies thereof obtained at prescribed rates from, the Public Reference Section of the Commission at Room 1024 at its principal office, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information statements and other information regarding registrants that file electronically.

                               HELP AT HOME, INC.
                          INDEX TO FINANCIAL STATEMENTS


FINANCIAL STATEMENT AT JUNE 30, 1996 AND FOR THE YEARS ENDED JUNE 30, 1996 AND 1995

                                                                            Page
                                                                          Number
                                                                          ------
Report of Independent Accountants .........................................  F-2
Report of Independent Auditors ............................................  F-3
Consolidated Balance Sheets ...............................................  F-4
Consolidated Statements of Operations .....................................  F-5
Consolidated Statements of Changes in Stockholders' Equity ................  F-6
Consolidated Statements of Cash Flows .....................................  F-7
Notes to Financial Statements .............................................  F-8

FINANCIAL STATEMENT AT MARCH 31, 1997 AND FOR THE NINE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)

Consolidated Balance Sheets (Unaudited) ................................... F-17
Consolidated Statements of Income (Unaudited) ............................. F-18
Consolidated Statements of Cash Flows (Unaudited) ........................  F-19

                        REPORT OF INDEPENDENT ACCOUNTANTS



Board of Directors
Help at Home, Inc.
Chicago, Illinois



We have audited the consolidated balance sheet of Help at Home, Inc. (the "Company") as of June 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Help at Home, Inc. for the year ended June 30, 1995, were audited by other auditors, whose report, dated October 25, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Help at Home, Inc as of June 30, 1996 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            Coopers & Lybrand, LLP

Chicago, Illinois
September 26, 1996

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Help At Home, Inc.
Chicago, Illinois

      We have audited the accompanying balance sheet of Help At Home, Inc. as at June 30, 1995 and the related statements of operations, changes in stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Help At Home, Inc., at June 30, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Richard A. Eisner & Company, LLP

New York, New York
October 25, 1995

With respect to Note H[2]
November 16, 1995

                               HELP AT HOME, INC.
                           Consolidated Balance Sheets
                             June 30, 1995 and 1996
                                                          June 30        June 30
                                                          ----------------------
                                                             1996           1995
                                     Assets
   Current Assets:
      Cash and cash equivalents                         $2,734,705    $   24,994
      Accounts receivable (net of allowance for
        doubtful accounts of $131,000 and
        $25,000 respectively)                            3,002,415     2,258,139
      Prepaid expenses and other                           133,728        57,864
                                                        ----------    ----------
             Total Current Assets                        5,870,848     2,340,997
   Furniture and equipment, net                            309,017       178,071
   Due from officer                                        128,007       142,556
   Restricted cash                                         149,200
   Goodwill (net of amortization of $23,434)             2,586,857
   Other assets                                            128,350        85,299
   Deferred income taxes                                                 110,000
                                                        ----------    ----------
                                                        $9,172,279    $2,856,923
                                                        ==========    ==========
                                   Liabilities
Current Liabilities:
   Accounts payable                                     $  378,898    $  205,363
   Accrued expenses                                        659,072       250,818
   Notes payable                                           320,000
   Current maturities of long-term debt                    265,417        12,395
   Current income taxes                                    644,000        54,092
   Deferred income taxes - current                         146,000       738,000
                                                        ----------    ----------
Total Current Liabilities                                2,413,387     1,260,668
Deferred income taxes - noncurrent                         383,000
Long-term debt, less current portion                       389,073        39,075
                                                        ----------    ----------
     Total Liabilities                                   3,185,460     1,299,743

                               Stockholders'Equity
   Preferred stock, par value $.01 per share;
        1,000,000 shares authorized, none
        issued and outstanding
   Common stock, par value $.02 per share;
        14,000,000 shares authorized, 1,869,375
        and 1,050,000, respectively, issued
        and outstanding                                     37,388        21,000
   Additional paid in capital                            3,694,406
   Retained earnings                                     2,255,025     1,536,180
                                                        ----------    ----------
             Total Stockholders' Equity                  5,986,819     1,557,180
                                                        ----------    ----------
                                                        $9,172,279    $2,856,923
                                                        ==========    ==========

             The accompanying notes to these consolidated financial
                     statements are an integral part hereof.

                               HELP AT HOME, INC.
                      Consolidated Statements of Operations

                                                            For the Years Ended
                                                                 June 30,
                                                          ----------------------
                                                           1996          1995

Revenues:
   Homemaker services                                  $10,719,310    $7,928,649
   Home Health services                                  1,166,402
                                                       -----------    ----------
      Total Revenues                                    11,885,712     7,928,649

Direct Costs of Services:
   Homemaker services                                    7,807,487     5,824,584
   Home health services                                    396,772
                                                       -----------    ----------
     Total Direct Costs of Services                      8,204,259     5,824,584
                                                       -----------    ----------

Gross Margin                                             3,681,453     2,104,065
Selling, general and administrative expense              2,525,442     1,233,097
                                                       -----------    ----------
Income from operations                                   1,156,011       870,968
Interest income                                            130,834        12,009
                                                       -----------    ----------
Income before income taxes                               1,286,845       882,977
Provision for income taxes                                 568,000       335,551
                                                       -----------    ----------
Net Income                                             $   718,845    $  547,426
                                                       ===========    ==========

Earnings per common share- primary                     $       .48    $      .52
Earnings per common share - fully diluted              $       .41    $      .52

Weighted average number of common shares
     (fully diluted)                                     2,243,227     1,050,000
Weighted average number of common shares
     (unadjusted)                                        1,503,391     1,050,000

             The accompanying notes to these consolidated financial
                     statements are an integral part hereof.

                               HELP AT HOME, INC.
           Consolidated Statements of Changes in Stockholders' Equity

                                                         Years Ended June 30,
                                                       -----------------------
                                                        1996             1995

Common Stock Shares:
   Balance, beginning of year                        1,050,000         1,050,000
   Stock issued                                        819,375
                                                    ----------        ----------
   Balance, end of year                              1,869,375         1,050,000
                                                    ==========        ==========

Common Stock:
   Balance, beginning of year                       $   21,000        $   21,000
   Stock issued                                         16,388
                                                    ----------        ----------
   Balance, end of year                             $   37,388        $   21,000
                                                    ==========        ==========

Additional Paid in Capital:
   Balance, beginning of year
   Stock issued                                     $3,694,406                 0
                                                    ----------        ----------
   Balance, end of period                           $3,694,406        $        0
                                                    ==========        ==========

Retained Earnings:

   Balance, beginning of year                       $1,536,180        $  988,754

   Net income for year
      ended June 30                                    718,845           547,426
                                                    ----------        ----------
   Balance, end of year                             $2,255,025        $1,536,180
                                                    ==========        ==========

           The accompanying notes to these financial statements are an integral part hereof.

                               HELP AT HOME, INC.
                      Consolidated Statements of Cash Flows

                                                         Years Ended June 30,
                                                       -----------------------
                                                            1996         1995

Cash flows from operating activities:
   Net Income                                           $   718,845   $ 547,426
   Noncash changes in net income:
     Depreciation                                            93,551      45,964
     Amortization                                            23,434
     Deferred tax (benefit) expense                         (99,000)    288,394
   Changes in:
     Accounts receivable                                    328,171    (911,775)
     Prepaid expenses and other                             (69,251)    (51,435)
     Accounts payable                                        33,295     110,948
     Other current liabilities                             (138,611)     96,587
     Current income taxes                                   644,000      42,900
                                                        -----------   ---------
 Net cash provided by operating activities                1,534,434     169,009
                                                        -----------   ---------
Cash flows from investing activities:
   Acquisition of property                                 (133,399)   (167,943)
   Proceeds from sale of property                            45,000
   Acquisition of subsidiaries                           (2,172,564)
   Decrease (Increase) in stockholder loans                  15,113     (81,830)
   Other                                                   (179,058)      4,520
                                                        -----------   ---------
   Net cash (used in) investing activities               (2,425,430)   (245,253)
                                                        -----------   ---------
Cash flows from financing activities:
   Proceeds from common stock issued                      5,162,068
   Financing costs for common stock issued               (1,451,274)
   (Retirement)Issuance of long-term debt                  (110,087)     51,470
                                                        -----------   ---------
   Net cash provided by financing activities              3,600,707      51,470
                                                        -----------   ---------

NET INCREASE (DECREASE) IN CASH                           2,709,711     (24,774)
Cash and cash equivalents:
   Beginning of period                                       24,994      49,768
                                                        -----------   ---------
   End of period                                        $ 2,734,705   $  24,994
                                                        ===========   =========

Supplemental disclosure of cash flow information:
  Cash payments for:
      Interest                                          $    10,645   $   1,257
      Income taxes                                           81,435       4,257
Supplemental disclosures of noncash investing
   and financing activities:
      Execution of capital leases                            61,300
      Assumption of debt                                    582,000

           The accompanying notes to these financial statements are an integral part hereof.

                               HELP AT HOME, INC.
                        NOTES TO THE FINANCIAL STATEMENTS

Note 1 - Organization and Business

      Help at Home, Inc., a Delaware corporation (Help (Delaware) or the Company), was incorporated on August 7, 1995. In connection with the formation of the Company, it issued 2,100,000 shares of common stock to the shareholders of Help at Home Inc., an Illinois corporation (Help (Illinois)) in exchange for all the common stock of Help (Illinois). In November 1995, the Company effected a one-for-two reverse stock split. The accompanying financial statements give retroactive effect to this reverse stock split.

      The consolidated financial statements presented include the accounts of Help (Delaware) and its wholly owned subsidiaries Help (Illinois), Rosewood Home Health Inc. (Rosewood), Lakeside Home Health Agency, Inc. (Lakeside), and the Oxford group (see Note 4).

      The Company, through its Help (Illinois) subsidiary, provides homemaker and general housekeeping services to elderly and disabled persons within their homes in the Midwestern region of the United States. The vast majority of the clients are obtained and served through 14 regional contracts with various state and municipal agencies.

      The Company, through its Lakeside, Rosewood and Oxford subsidiaries, provides in-home skilled nursing services. Lakeside and Rosewood operate in the St. Louis metropolitan area and Oxford operates in the south central United States. Lakeside, Rosewood and Homemakers of Montgomery, Inc. (part of the Oxford group) are certified in their respective states to receive Medicare reimbursement.

Note 2 - Summary of Significant Accounting Policies

[1]   Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and all wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

[2]   Revenue and expense recognition

      The accompanying financial statements are prepared using the accrual method of accounting, whereby income is recognized when earned and expenses as recognized as incurred. Service revenues are recognized in the period in which the services are performed at the contracted established rate or the amount agreed to with third-party payers (e.g. Medicare, Medicaid, HMO's, and other insurance companies).

[3]   Goodwill

      Goodwill has been recognized for the excess of cost over the fair value of assets acquired and is being amortized on a straight-line basis over periods of ten to twenty years (see Note 4). Management calculates expected undiscounted future cash flows from operations to evaluate recoverability whenever events or changes in circumstances indicate a possible impairment.

[4]   Accounts Receivable

      Accounts receivable are stated at estimated net realizable value. The allowance for doubtful accounts is based on management's estimate of collectibility, which considers outstanding accounts receivable, historical experience and current economic conditions.

[5]   Property and Equipment

      Property and equipment are stated at cost. Depreciation is provided using accelerated and straight-line methods over the estimated useful lives of the assets. Amortization of capitalized lease costs is included in depreciation expense. The estimated useful lives of property and equipment are as follows:

           Computers, software, autos and
           medical equipment                             5 years

           Furniture and fixtures                        7 years

           Leasehold improvements                       10 years

[6]   Earnings per share

      Earnings per common share is based on the weighted average number of common shares and common share equivalents outstanding during the period. Common stock equivalents consist of stock options and warrants. Earnings per share have been stated on a fully diluted basis using the modified treasury method.

[7]   Cash and Cash Equivalents

      All highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

[8]   Income Taxes

      Deferred taxes are recognized for the temporary differences between the bases of assets and liabilities for financial and tax reporting purposes. Deferred income taxes are provided for certain transactions which are reported in different periods for financial reporting than for income taxes. Such differences relate primarily to the reporting of income and expenses of Help (Illinois) on the cash basis of accounting for income tax purposes and on the accrual method of accounting for financial reporting purposes.

      Under current IRS regulations, the Company will be required to change to the accrual method for reporting its income for tax reporting purposes for the years ending June 30, 1997 and thereafter. Such change will require that the Company include in its taxable income, starting with the year ended June 30, 1997, the cumulative difference between the cash and accrual methods, as of June 30, 1996, over a period not to exceed four years. This change is not expected to have a material effect on net income or earnings per share.

[9]   Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Significant estimates include allowances, accruals, third-party settlements and deferred taxes. The actual results will differ from those estimates and the differences could be material.

Note 3 - Concentration of Risk

      For the year ended June 30, 1996, the Company earned over 73% of its revenue from the Illinois Department on Aging, 10% from services to Medicare beneficiaries and 17% from other sources. This funding is dependent upon timely approval of appropriation bills by the respective state or local legislatures and executive officers.

      With the acquisition of Oxford, Lakeside and Rosewood (see Notes 1 and 4), the Company will derive a higher percentage of its revenues from Medicare reimbursements. The Medicare program is highly regulated and subject to budgetary, statutory and other constraints. In recent years, several proposals have been introduced in Congress which could limit the growth of federal spending under the Medicare program; however no specific proposals are pending that would, in management's opinion, materially change Medicare reimbursement to the Company in the foreseeable future.

Note 4 - Acquisitions

      On July 21, 1995, the Company purchased all of the stock of Lakeside Home Health Agency, Inc. for $100,000. The Company recognized goodwill in the amount of $66,000 based on an allocation of cost to the fair value of the assets acquired. The goodwill is being amortized on a straight-line basis over a ten year period.

      On January 30, 1996, the Company purchased all of the stock of Rosewood Home Health, Inc. for $20,000. The Company recognized goodwill in the amount of $171,000 based on an allocation of cost to the fair value of the assets acquired. The goodwill is being amortized on a straight-line basis over a ten year period.

      On May 31, 1996, the Company purchased all of the stock of Statewide Healthcare Services, Inc., Homemakers of Montgomery, Inc., and HASC Staffing Systems, Inc. (collectively referred to as "Oxford") for $2,150,000. The agreement allows for the purchase price to be adjusted based on book value of Oxford's consolidated assets on the purchase date. The Company recognized goodwill in the amount of $2,384,000 based on an allocation of cost to the fair value of the assets acquired. The goodwill is being amortized on a straight-line basis over a twenty year period. The following table presents proforma results of operations had the acquisition occurred at July 1, 1994.

                                             For the years ended
                              --------------------------------------------------
                                 June 30, 1996                  June 30, 1995

Revenues                         $16,829,784                    $10,563,295

Other income                         127,262                         12,009

Cost of sales                    (10,549,639)                    (7,487,794)

Operating expenses                (5,093,087)                    (2,184,165)

Income before income taxes         1,314,320                        903,345

Income tax expense                  (578,990)                      (335,551)
                                 -----------                   ------------

Net income                       $   735,330                   $    567,794
                                 ===========                   ============


      The results of operations of these acquisitions, all of which were accounted for using the purchase method, are reported in the consolidated results of operations from the date of acquisition.

      On May 4, 1996, the Company entered into an agreement to acquire certain assets of a home health care services business. The purchase price to be paid at closing is approximately $149,200, which has been placed in escrow. The closing is dependent upon the satisfaction or waiver of all conditions of the parties to consummate the transaction as specified in the agreement.

Note 5 - Property and Equipment

Property and equipment consists of the following:

                                                      June 30,
                                        ----------------------------------------
                                              1996                      1995

Furniture and fixtures                     $  87,508                 $  46,548

Office and computer equipment                330,808                   127,370

Medical and automotive
   equipment                                  58,224                   107,562
                                            ---------                 --------

                                             476,540                   281,480

Less accumulated deprecation                (167,523)                 (103,409)
                                            ---------                 --------

                                            $309,017                  $178,071
                                            =========                 ========

      The total amount of office and computer equipment recorded under capital leases included above was $61,300 at June 30, 1996. Accumulated amortization on capital leases was $3,800 at June 30, 1996 (see Note 9). There were no capital leases at June 30, 1995.

Note 6 - Major Customer

      Fees billed to one major customer, the Illinois Department on Aging ("IDOA"), accounted for approximately $8,674,000 (73%) and $6,500,000 (82%) of the total fees for the years ended June 30, 1996 and 1995 respectively. The amounts due under such contracts totaled $1,281,000 and $1,776,000 at June 30, 1996 and 1995, respectively.

      The Company is subject to the IDOA's requirement whereby the Company must expend a minimum of 73% of the total service fees from the department on direct service worker costs, as defined. As a participant with the IDOA the Company is subject to an audit of its systems and procedures to determine whether the Company is in compliance with the rules and regulations of the contract. As of June 30, 1996, the Company is compliance with the contract. Should the Company be unable to maintain its compliance in this regard, the contractual arrangement could be subject to immediate termination.

Note 7 - Commitments and Contingencies

[1]   Leases

      The Company has operating lease commitments for office space and equipment which have various expirations through 2001. (See Note 9 for capital lease information.) Operating leases for office space include escalation clauses for increases in real estate taxes and certain operating expenses. Future minimum lease payments under operating leases as of June 30, 1996 are as follows:

                   Year Ending June 30,
               ----------------------------

                    1997      $345,000
                    1998        93,000
                    1999        43,000
                    2000         6,000
                    2001         2,000
                              --------

                              $489,000
                              ========

      Rental expense under operating leases was $175,000 and $101,000 for the years ended June 30, 1996 and 1995, respectively.

[2]   Litigation

      The Company has been named in several legal proceedings in connection with matters which arose during the normal course of its business. While the ultimate result of the litigation or claims cannot be determined, it is management's opinion, based upon information it presently possesses, that is has meritorious defenses to the above litigation or claims. The possibility of a material adverse effect on the Company's financial position or results of operations and cash flows is, in management's opinion, remote.

Note 8 - Related Party Transactions

      Approximately 54% of the Company's stock is held by Company officers or directors.

      The Company has a loan outstanding to its majority shareholder in the amount of $128,007 and $142,556, including accrued interest thereon, as of June 30, 1996 and 1995 respectively. The loan bears interest at 9% per year. The principal plus accrued interest is due on July 31, 1998.
The Company entered into an employment agreement with the Chairman, Chief Executive Officer and major stockholder effective in December 1995. Pursuant to the agreement, the stockholder's base annual salary and subsequent increases are at the discretion of the Board of Directors. In addition, the stockholder is entitled to receive a benefit allowance in lieu of health, life and disability insurance and other similar benefits, in the amount of 10% of the shareholder's base salary per year. The agreement is for a period of five years and is automatically renewable for additional one year terms unless prior notice is given not less than 90 days prior to the end of the initial term or any succeeding year. The agreement also subjects the stockholder to noncompetition provisions.

      The Company, acting as a subcontractor, billed $183,000 and $98,000 in service fees for the years ended June 30, 1996 and 1995, respectively, to a not-for-profit organization in which the majority stockholder is an officer. The amount due from this organization was approximately $119,000 and $73,000 at June 30, 1996 and 1995, respectively. The organization is provided certain space in the Company's leased facilities without charge.

Note 9 - Long-term Debt

The following schedule details long-term debt outstanding as of June 30:

                                                      1996           1995

A note due January 2, 1998 used to finance
the purchase of the Oxford group (see Note
4). Interest is payable quarterly at the
prime rate plus 1%.                                   $325,000

Note payable with monthly payments of $5,200
through April 1997 with the balance due May
1997. Interest is incurred at 8.5%. It is
collateralized by the cash balances and
commercial paper of two of the Company's
subsidiaries. Subsequent to June 30, 1996,
this note was repaid.                                  228,823

Notes secured by Company automobiles and
various capital leases for office and
computer equipment(see Note 5).  The notes
are payable in equal monthly installments
and bear interest at various rates between
9% and 18%.                                            100,657       $51,470
                                                      --------       -------

            Total long-term debt                      $654,490       $51,470

            Less current portion                       265,417        12,395
                                                      --------       -------

            Noncurrent portion of long-
                    term debt                         $389,073       $39,075
                                                      ========       =======

The repayment schedule for long-term debt as of June 30, 1996 is as follows:

                                                                Amount due
                                                                ----------

                                           1997                  265,417
                                           1998                  356,713
                                           1999                   27,997
                                           2000                    4,363

Interest expense included in the results of operations for the years ended June 30, 1996 and 1995, respectively was $10,645 and $1,257.

Note 10 - Income Taxes

The provision for federal and state income taxes consists of the following:

                                                    Year ended June 30,
                                                  1996               1995
Current:                                          ------------------------------

    Federal                                       $563,000         $35,157
    State                                          104,000          12,000

Deferred:
    Federal                                        (94,000)        230,394
    State                                           (5,000)         58,000
                                                  ---------       --------

                                                  $568,000        $335,551
                                                  =========       ========

A reconciliation of income tax expense with federal income taxes at the statutory rate follows:

                                                     Year ended June 30,
                                                   1996              1995

Federal income taxes at the statutory rate         34.0%               34.0%

Increase (Decrease) in taxes resulting from:
  State income tax, net of federal benefit          6.1                 4.7
 Nondeductible items                                1.6                 3.2
Other                                               2.4                (3.9)
                                                  -----               -----

Income tax expense provided                        44.1%               38.0%
                                                  =====               =====

The income tax effects of temporary differences that give rise to the net deferred tax liability are as follows:

                                                   1996              1995

Current deferred tax liabilities:
  Accrual to cash basis adjustment              $146,000           $ 739,000
                                                --------            --------

Noncurrent deferred tax liabilities(assets):
Accrual to cash basis adjustment                 438,000
  Alternative minimum tax
       credit carryforward                             0             (36,000)
  Net operating loss carryforward                      0             (16,000)
  Other                                                0              (4,000)
  Jobs tax credit carryforward                   (55,000)            (55,000)
                                                --------           ---------

  Non-current deferred tax
        liabilities(assets)                      383,000            (111,000)
                                                --------           ---------

 Total deferred tax liability                   $529,000           $ 628,000
                                                ========           =========

      The Company has job tax credits of approximately $55,000 at June 30, 1996. These job credits will expire in 2008. It is management's judgment that there will likely be sufficient future taxable income to absorb these credits, therefore no valuation allowance has been estimated as of June 30, 1996.

Note 11 - Stock Options

In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement on Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 introduces a preferable fair value-based method of accounting for stock-based compensation. SFAS No. 123 encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments to employees based on the new fair value accounting rules. The Company intends to continue applying the existing accounting rules contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and disclose net income and earnings per share on a pro forma basis, based on the new fair value methodology.

In August 1995, the Company adopted the 1995 Stock Option Plan (the "Plan"). Under the Plan, incentive stock options and nonqualified stock options may be granted, at the discretion of the Board of Directors, to purchase up to 264,375 shares of the Company's common stock through the year 2005.

Incentive stock options are to be granted at a price not less than the fair market value of the Company's common stock at the date of the grant. The exercise price may not be less than 110% of the fair market value of the Company's common stock at the date of the grant if the shareholder owns 10% or more of the Company's outstanding stock. Options may be granted to employees, consultants, and directors of the Company and must be exercised within ten years of the date of the grant. Incentive options for a total of 20,000 shares were granted at a price of $5.88 per share to two employees in April, 1996. There were no exercisable options at June 30, 1996.

Nonqualified stock options are exercised at a price to be determined by the Board of Directors for a period of ten years after the grant date. No nonqualified options have been granted under the Plan.

Note 12 - Stock Warrants Outstanding

The Company has 1,638,750 issued and outstanding stock purchase warrants as of June 30, 1996. Each warrant entitles the holder to purchase one share of Common Stock at an exercise price of $6.00 per share at any time until December 4, 2000. The exercise price of the Warrants is subject to adjustment in certain events pursuant to the anti-dilution provisions thereof. The Warrants are redeemable, in whole or in part, at a price of $.10 per Warrant commencing December 5, 1996, or sooner with the sole consent of the lead underwriter, provided that (I) the Company gives 30 days prior written notice to the registered holders of the Warrants, and (ii) the closing high bid price or sale price per share of the common Stock (if the common Stock is then traded on NASDAQ or a national securities exchange, respectively) for a period of 10 consecutive trading days, ending on the third business day prior to the date of any redemption notice, equals or exceeds at least $9.00. The Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption.

The Company has also issued to the underwriters, for nominal consideration, the Underwriters' Warrant to purchase from the Company up to 71,250 Units. The Underwriters' Warrant is exercisable at a price of $10.08 per Unit for a period of four years commencing December 5, 1996. These Units consist of one share of Common Stock and two redeemable common stock purchase Warrants. Each Warrant entitles the holder to purchase one share of Common Stock under terms identical to the Warrants described in the preceding paragraph.

Note 13 - Note Payable and Line of Credit

As of June 30, 1996, the Company had notes payable totaling $320,000 utilized as revolving credit. These notes had a fixed interest rate of 10%. The notes were paid in full subsequent to June 30, 1996. In addition, in August, 1996 the Company arranged an uncollateralized $1,000,000 line of credit with interest chargeable at prime.

                               HELP AT HOME, INC.
                           Consolidated Balance Sheet

                                                        March 31       June 30
                                                          1997          1996
                                                       (Unaudited)    (Audited)
                 ASSETS

Current Assets:
    Cash and cash equivalents                          $   950,722    $2,734,705
    Accounts receivable (net of allowance
     for doubtful accounts of
     ($179,000 and $111,000)                             5,188,447     3,002,415
    Prepaid Expenses and other                             348,935       133,728
    Deferred tax asset                                     176,560
                                                       -----------    ----------
           Total current assets                          6,664,664     5,870,848

Furniture and equipment, net                               478,737       309,017
Due from officer                                           140,336       128,007
Restricted cash                                                          149,200
Goodwill (net of amortization of
  $142,037 and $59,234)                                  2,659,557     2,586,857
Other assets                                               155,955       128,350
                                                       -----------    ----------
                                                       $10,099,249    $9,172,279
                                                       ===========    ==========

              LIABILITIES

Current Liabilities:
    Accounts payable                                   $   555,373    $  378,898
    Accrued expenses                                     1,156,848       659,072
    Notes payable                                          126,355       320,000
    Current portion of long-term debt                       39,000       265,417
    Current income taxes                                   615,793       644,000
    Deferred taxes - current                                             146,000
                                                       -----------    ----------
         Total Current Liabilities                       2,493,369     2,413,387

Deferred income taxes - noncurrent                           3,517       383,000
Long-term debt, less current portion                     1,120,686       389,073
                                                       -----------    ----------
                             Total Liabilities         $ 3,617,572    $3,185,460
                                                       -----------    ----------

STOCKHOLDERS EQUITY

Preferred stock, par value $.01 per share; 1,000,000
     shares authorized, none issued and outstanding
Common stock, par value $.02 per share; 14,000,000
     shares authorized, 1,869,375 shares issued and
     outstanding                                            37,388        37,388
Additional Paid in capital                               3,694,401     3,694,406
Retained Earnings                                        2,749,888     2,255,025
                                                       -----------    ----------
                        Total Stockholders' Equity     $ 6,481,677    $5,986,819
                                                       -----------    ----------
                                                       $10,099,249    $9,172,279
                                                       ===========    ==========

            The accompanying notes to these financial statements are
                            an integral part hereof.

                               HELP AT HOME, INC.
                        Consolidated Statements of Income
                                   (Unaudited)

                                                      Nine Months Ended March 31
                                                         1997           1996
                                                         ----           ----

Service fees                                         $16,524,385     $8,128,256
Direct costs of services                              10,658,541      5,734,892
                                                     -----------     ----------

                                                       5,865,844      2,393,364

Selling, general and
  administrative expenses                              5,014,937      1,570,788
                                                     -----------     ----------

Income from operations                                   850,907        822,576

Financial Income (Expense)                                 1,684         84,118
                                                     -----------     ----------

Income before income taxes                               852,591        906,694

Federal and state income taxes                           356,808        363,000
                                                     -----------     ----------

NET INCOME                                           $   495,783     $  543,694
                                                     ===========     ==========

Earnings per common share                            $       .22     $      .39
                                                     ===========     ==========

Weighted average number of common shares               3,508,125      1,382,284
                                                     ===========     ==========


            The accompanying notes to these financial statements are
                            an integral part hereof.

                               HELP AT HOME, INC.
                      Consolidated Statement of Cash Flows
                                   (Unaudited)
                                                          Nine Months Ended
                                                              March 31
                                                          1997           1996
                                                          ----           ----

Cash flows from operating activities:
   Net Income                                         $   495,783    $  543,694
   Adjustments to reconcile net income to cash
      provided by operating activities:
         Depreciation and amortization                    212,357        68,271
         Deferred taxes                                  (705,560)     (154,000)
         Changes in:
             Accounts receivable                       (2,222,894)      589,709
             Prepaid expenses and other                  (215,207)      (93,476)
             Accounts payable                             153,902       (93,383)
             Accrued expenses                             497,776       422,930
             Income taxes payable                          24,690)      471,000
                                                      -----------    ----------

             Net cash provided by
               operating activities                    (1,808,533)    1,749,745
                                                      -----------    ----------

Cash flows from investing activities:
   Purchase of property and equipment                    (228,611)      (84,416)
   Acquisitions of subsidiaries                          (175,012)      (91,775)
   Increase in shareholder loans                          (12,329)       (8,289)
   Return of investment deposit                           149,000
   Other Investments                                      (20,049)       (8,008)
                                                      -----------    ----------
Net cash used in investing activities                    (287,001)     (192,448)
                                                      -----------    ----------

Cash flows from financing activities:
   Issuance of debt                                     1,052,546
   Reduction of debt                                     (740,995)      (69,394)
   Proceeds from Stock Offering                                       3,716,623
                                                      -----------    ----------
            Net cash used in financing
               actitivies                                 311,551     3,647,229
                                                      -----------    ----------
NET (DECREASE) INCREASE IN CASH AND
      CASH EQUIVALENTS                                 (1,783,983)    5,204,486

Cash and cash equivalents:
   Beginning of period                                  2,734,705        24,994
                                                      -----------    ----------
   END OF PERIOD                                      $   950,722    $5,229,480
                                                      ===========    ==========
Supplemental disclosure of noncash investment
and financing activities:
   Cash payments for:
           Interest                                   $    11,365
           Income taxes                               $   892,255

No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                 --------------

                                TABLE OF CONTENTS

                                                                            Page
Prospectus Summary............................................................1
The Offering..................................................................4
Risk Factors..................................................................7
Use of Proceeds..............................................................14
Certain Market Information...................................................15
Dilution   ..................................................................17
Capitalization...............................................................18
Dividends  ..................................................................18
Selected Financial Data......................................................19
Management's Discussion and Analysis of Financial Condition
    and Results of Operations.................................................20
Business   ...................................................................25
Management ...................................................................32
Certain Transactions..........................................................37
Principal Stockholders........................................................37
Certain Transactions..........................................................38
Description of Securities.....................................................39
Shares Eligible for Future Sale...............................................41
Warrant Solicitation..........................................................42
Legal Matters.................................................................42
Experts    ...................................................................42
Additional Information........................................................44
Financial Statements.........................................................F-1

                               HELP AT HOME, INC.
                        1,638,750 SHARES OF COMMON STOCK,
                ISSUABLE UPON THE EXERCISE OF REDEEMABLE WARRANTS
                                  71,250 UNITS,
                      EACH UNIT CONSISTING OF ONE SHARE OF
                    COMMON STOCK AND TWO REDEEMABLE WARRANTS,
                          71,250 SHARES OF COMMON STOCK
                           INCLUDED IN SUCH UNITS AND
                         142,500 SHARES OF COMMON STOCK
                          ISSUABLE UPON THE EXERCISE OF
                   REDEEMABLE WARRANTS INCLUDED IN SUCH UNITS

                                 --------------
                                   PROSPECTUS
                                 --------------

                                 _________, 1997

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Company to indemnify its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an officer or director. The restated Certificate of Incorporation and By-laws of the Company provide for indemnification of its officers and directors to the full extent authorized by law.

Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, pursuant to which the Underwriter agrees to indemnify the directors and certain officers of the Registrant and certain other persons against certain civil liabilities.

Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of Help At Home Inc. (the "Registrant" or the "Corporation") is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

Article IX and Article X of the Corporation's Articles of Incorporation provide as follows:

"The Corporation shall, to the fullest extent to which it is empowered to do so by the Delaware General Corporation Law or any other applicable laws as may from time to time be in effect, indemnify any present or former director or officer of the Corporation or any person who may have served at the request of the Corporation as a director or officer of another corporation in which the Corporation owns shares of capital stock or of which it is a creditor, against all expenses or costs actually and necessarily incurred by the director or officer in connection with the defense of any action, suit or proceeding to which he or she is made a party by reason of being or having been a director or officer. The indemnification herein provided shall also cover expenditures incurred in good faith in anticipation of, or in preparation for, threatened or proposed litigation. It shall also cover the good-faith settlement of any action, suit or proceeding, whether formally instituted or not. No indemnification may be authorized for any officer adjudicated to be liable for negligence or misconduct in the performance of his or her corporation duties. No indemnification may be authorized for any director adjudicated to be liable for misconduct in the performance of his or her corporate duties. The indemnification herein provided shall not be deemed exclusive of any other rights to which a director or officer may be entitled under any by-law, agreement, vote of stockholders, or otherwise. Further, if any provision of this Article shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired."

"Notwithstanding any provision of the Articles of Incorporation or By-Laws of this Corporation to the contrary, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for an act or omission in the director's capacity as a director, except for liability for (i) any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of a director is expressly provided for by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation of personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. Further, if any provision of this Article shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired."

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commission.

  SEC Registration Fee..................................           $5,713.14
  NASD Filing Fee.......................................           $1,618.94
  NASDAQ Filing Fee.....................................          $21,000.00
  Printing Engraving Expenses...........................          $40,000.00
  Legal Fees and Expenses...............................         $135,000.00
  Accounting Fees and Expenses..........................          $40,000.00
  Blue Sky Fees and Expenses............................          $50,000.00
  Miscellaneous.........................................           $6,667.92
                                                                 -----------
       Total Expenses...................................         $300,000.00
                                                                 ===========

Item 26. Recent Sales of Unregistered Securities

I. The following issuances are claimed to be exempt from registration under the Securities Act, pursuant to Section 4(2) of such Act as transactions by an issuer not involving any public offering. Each such purchaser acquired the securities for investment and not with a view to distribution. The certificates evidencing the securities issued have been impressed with a restrictive legend and transfer instructions with respect thereto have been placed with the transfer agent for the Registrant.

A. Issuances of shares of Common Stock to founders, directors, employees and advisors:

1.In connection with the formation of the Company, on August 7, 1995, the Company issued to Louis Goldstein 962,500 shares of Common Stock in exchange for 2,750 shares of common stock of Help At Home, Inc., an Illinois corporation. 2.In August 1995, in exchange for 143 and 107 shares of common stock of Help at Home, Inc., an Illinois corporation, the Company issued to each of Robert M. Rubin and Marlene Schaffer, respectively, 50,000 and 37,500 shares of the Company's Common Stock. 3.In September 1995, Mr. Goldstein agreed to personally assign to Mr. Rubin 5,000 shares of Common Stock in consideration for agreeing to serve on the Company's Board of Directors.

Item 27. Exhibits

1.1    Form of Underwriting Agreement**.........................................
1.2    Form of Selected Dealers Agreement**.....................................
1.3    Agreement Among Underwriters**...........................................
3.1 Articles of Incorporation of Help At Home of Evanston, Inc., an Illinois corporation, dated February 27, 1975, as amended on June 17,
       1982 changing its name to Help At Home, Inc.**...........................
3.2    Certificate of Incorporation of Help At Home, Inc., a Delaware
       corporation, dated August 7, 1995.**.....................................
3.3    Certificate of Incorporation of Lakeside Home Health Agency, Inc., a
       Missouri corporation, dated April 20, 1993.** ...........................
3.4    Certificate of Incorporation of Lakeside Home Health Agency Inc., an
       Illinois corporation, dated August 3, 1995.** ...........................
3.5    Help At Home, Inc. Bylaws**..............................................
4.1    Specimen Common Stock Certificate**......................................
4.2    Specimen Redeemable Common Stock Purchase Warrant**......................
4.3    Form of Warrant Agreement**..............................................
4.4    Form of Underwriter's Warrant**..........................................
5.1    Form of Opinion of Gersten, Savage, Kaplowitz & Curtin, LLP**............
10.1   Employment Agreement with Louis Goldstein**..............................
10.2   1995 Stock Option Plan**.................................................
24.1   Consent of Gersten, Savage, Kaplowitz & Curtin, LLP, special counsel for the Registrant, (included in Exhibit 5.1)** .............................
24.3   Consent of Richard A. Eisner & Company, LLP, independent auditors for the Registrant ..........................................................
24.4   Consent of Robert M. Rubin**.............................................
24.5   Consent of Steven L. Venit**.............................................
24.6   Consent of Coopers & Lybrand, LLP independent accountants for
       Registrant ..............................................................

-----------

** Previously filed.

Item  28. Undertaking

Insofar as indemnification for liabilities arising under the

Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law contract arrangements statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer hereby undertakes: (1)To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any additional or changed material information on the plan of distribution. (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)The small business issuer will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on May 22, 1997.

HELP AT HOME, INC.


By: /s/ Louis Goldstein
    ---------------------
    Louis Goldstein,
    Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


/s/ Louis Goldstein
-------------------------                                   May 22, 1997
Louis Goldstein


/s/ Sharon Harder
-------------------------
Sharon Harder                                               May 22, 1997
Chief Financial Officer


*/s/ Joel Davis
-------------------------                                   May 22, 1997
Joel Davis
Chief Operating Officer


*By: /s/ Louis Goldstein
     --------------------
     Louis Goldstein,
     Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit                                                                     Page
-------                                                                     ----
 1.1 Form of Underwriting Agreement**.........................................
 1.2 Form of Selected Dealers Agreement**.....................................
 1.3 Agreement Among Underwriters**...........................................
 3.1 Articles of Incorporation of Help At Home of Evanston, Inc., an Illinois corporation, dated February 27, 1975, as amended on June 17, 1982 changing its name to Help At Home, Inc.**................................
 3.2 Certificate of Incorporation of Help At Home, Inc., a Delaware
     corporation, dated August 7, 1995.** ....................................
 3.3 Certificate of Incorporation of Lakeside Home Health Agency, Inc., a
     Missouri corporation, dated April 20, 1993.** ...........................
 3.4 Certificate of Incorporation of Lakeside Home Health Agency Inc., an
     Illinois corporation, dated August 3, 1995.** ...........................
 3.5 Help At Home, Inc. Bylaws**..............................................
 4.1 Specimen Common Stock Certificate**......................................
 4.2 Specimen Redeemable Common Stock Purchase Warrant**......................
 4.3 Form of Warrant Agreement**..............................................
 4.4 Form of Underwriter's Warrant**..........................................
 5.1 Form of Opinion of Gersten, Savage, Kaplowitz & Curtin, LLP**............
10.1 Employment Agreement with Louis Goldstein**..............................
10.2 1995 Stock Option Plan**.................................................
16.1 Letter from Schwartz, Frumm & Millman, LLP regarding change in certifying accountants.** ..........................................................
24.1 Consent of Gersten, Savage, Kaplowitz & Curtin, LLP, special counsel for the Registrant, (included in Exhibit 5.1)** .............................
24.3 Consent of Richard A. Eisner & Company, LLP, independent auditors for the Registrant ..........................................................
24.4 Consent of Robert M. Rubin**.............................................
24.5 Consent of Steven L. Venit**.............................................
24.6 Consent of Coopers & Lybrand, LLP Independent Accountants
     for Registrant ..........................................................

-----------

** Previously filed.